ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into as of the 25th day of October, 2006 (the “Effective Date”), by and among RAC Nutrition Corporation, a Delaware corporation, (the “Buyer”), and Millennium Biotechnologies Group, Inc., a Delaware corporation (the “Parent” or the “Company”), together with its wholly owned subsidiary Millennium Biotechnologies, Inc., a Delaware corporation (the “Seller” or the “Subsidiary”), and RAC Nutrition Holdings LLC, a Delaware limited liability company (“LLC”) and their respective successors and assigns.

RECITALS:

(A) WHEREAS, Seller is engaged in the distribution and sale of nutraceuticals under the “Resurgex” name and mark (the “Business”), and;

(B) WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets used in connection with the Business, as provided herein, together with certain liabilities as defined herein (the sale of such assets of the Business and certain liabilities by Seller to Buyer referred to herein as the “Transaction”).

(C) WHEREAS, for United States Federal income tax purposes, it is intended that the Transaction shall qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code.

NOW, THEREFORE, in consideration of the premises above and of the mutual covenants, representations, warranties, and agreements set forth herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Certain Definitions. As used herein, the following capitalized terms have the following meanings:

“Accounts Receivable” has the meaning set forth in Section 2.1(k).

“Adjustment Report” has the meaning set forth in Section 2.7(b).

“Affiliate” means, as to any Person, (a) any subsidiary of such Person and (b) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and includes, in the case of a Person other than an individual, each officer, director, general partner or member of such Person, and each Person who is the beneficial owner of twenty-five percent (25%) or more of such Person’s outstanding stock having ordinary voting power of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assignment Agreement” has the meaning set forth in Section 2.10(a)(ii).

“Assumed Obligations” has the meaning set forth in Section 2.3.

“Big Four” means Ernst & Young, Deloitte Touche Tohmatsu, PricewaterhouseCoopers and KPMG, collectively.

“Bill of Sale” has the meaning set forth in Section 2.10(a)(i).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than Saturday, Sunday, and any day on which commercial banks in the State of New York are authorized by Law to be closed.

“Business Employees” means, collectively, the individuals who are employed by Seller (or an Affiliate of Seller) on a full-time or permanent basis principally at or with respect to the business of the Company immediately prior to the Closing and who are identified on Schedule 3.27(c).

“Business Intellectual Property” has the meaning set forth in Section 2.1(h).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Common Stock” means shares of common stock of Buyer, par value $0.001 per share.

“Buyer Common Stock Issuance Calculation” means an amount equal to 10,000,000 shares of Buyer Common Stock less the number of shares equal to Estimated Qualified Liabilities divided by $1.00.

“Certificate of Good Standing” means a certificate of good standing issued by a Secretary of State of a competent jurisdiction evidencing the good standing of the Company or the Subsidiary.

“Claim” means any demand, suit, claim or other assertion of liability by third parties.

“Closing” has the meaning set forth in Section 2.9.

“Closing Date” has the meaning set forth in Section 2.9.

“Closing Statement” has the meaning set forth in Section 2.7(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” has the meaning set forth in the Recitals.

“Collected Receivables” has the meaning set forth in Section 2.6.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in Section 5.8(a).

“Company Stockholders” has the meaning set forth in Section 5.8(a).

“Confidentiality Agreements” has the meaning set forth in Section 2.10(a)(xii).

“Consent Contract” has the meaning set forth in Section 2.5.

“Contract” and “Contracts” have the meaning given to them in Section 2.1(f).

“Current Liabilities” shall include all Accounts Payable, accrued expenses and accrued Tax liabilities of the Company on the Closing Date net of any and all accrued interest on any long-term or short-term debt obligations of Seller.

“Damages” has the meaning set forth in Section 9.1.

“Distributor Contracts” has the meaning set forth in Section 2.1(a).

“Domain Names” means URL addresses and all other internet and world wide web addresses and designations.

“Effective Date” has the meaning set forth in the Preamble.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan; (e) material fringe benefit including vacation pay or paid sick leave; and (f) other retirement, bonus, severance, change in control, vacation, incentive, profit sharing, equity-incentive, employee group insurance, hospitalization, disability or other employee benefit plan, program policy or agreement, whether formal or informal, and whether or not subject to ERISA in each case that is sponsored, contributed to or maintained by Seller or to which Seller has an obligation to contribute.

“Employer” means the entity designated by Buyer (which may be the Buyer, its Affiliate or other entity) that employs the Transferred Employees as of the Transfer Date.

“Encumbrances” has the meaning set forth in Section 3.7.

“Environmental, Health and Safety Requirements” has the meaning set forth in Section 3.23.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations adopted pursuant thereto.

“ERISA Affiliate” means with respect to the Seller, any trade or business (whether or not incorporated) under common control with Seller or which, together with the Seller is treated as a single employer within the meaning of Sections 414(b),(c) or (m) of the Code.

“Estimated Qualified Liabilities” has the meaning set forth in Section 2.7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations adopted pursuant hereto.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Exclusivity Period” has the meaning set forth in Section 10.1(a).

“Fairness Advisor Opinion” has the meaning set forth in Section 7.2(k).

“Fee” has the meaning set forth in Section 10.1(a).

“Financial Statements” has the meaning set forth in Section 3.5.

“401(k) Plan” means an Employee Pension Benefit Plan that is intended to meet the requirements of a qualified cash or deferred arrangement under section 401(k) of the Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” means any federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals.

“Headquarters Lease” means the Lease Agreement, dated October __, 2001, for the commercial real estate located at 664 Martinsville Road, Suite 219, Basking Ridge, New Jersey 07920.

“Indebtedness” shall mean (a) obligations for borrowed money; (b) obligations evidenced by bonds, debentures, notes or other similar instrument; (c) obligations under a lease that are required to be classified and accounted as capital lease obligation under GAAP; (d) obligations for reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and (e) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (a) through (d) above.

“Indemnitee” has the meaning set forth in Section 9.5.

“Indemnitor” has the meaning set forth in Section 9.5.

“Independent Auditors” has the meaning set forth in Section 2.7(d).

“Intellectual Property” has the meaning set forth in Section 2.1(h).

“Inventory” has the meaning set forth in Section 2.1(d).

“Key Employee” means the employee listed in Schedule 2.10(a)(xi).

“Key Employment Agreement” has the meaning set forth Section 2.10(a)(xi).

“Law” means any federal, state, local or foreign law, ordinance, order, rule, regulation, license or permit, and any order, writ, judgment, award, injunction, or decree of any court or arbitrator or any Governmental Authority of the United States of America, any state or political subdivision thereof or any foreign Governmental Authority.

“Letter of Intent” means that certain Letter of Intent by and among the Company, the Subsidiary and Aisling Capital II, L.P., dated April 5, 2006.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien (including any Tax lien), mortgage, option, pledge, security interest, right of first refusal, easement, servitude, right of way, or other encumbrance or restriction of any kind, including any restrictions on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“LLC” has the meaning set forth in Section 7.1(e).

“LLC Interest” means a one hundred percent (100%) membership interest in the LLC.

“Material Adverse Effect” means, when used with respect to Seller, any event, condition, change, occurrence or circumstance which has a material adverse effect on the Purchased Assets, operations, business, assets, liabilities, results of operations, financial condition or prospects of the Business on the whole, as now conducted by Seller.

“Operating Agreement” has the meaning set forth in Section 7.1(e).

“Organizational Documents” has the meaning set forth in Section 3.1.

“Other Businesses” has the meaning set forth in Section 9.1(b).

“Other Contracts” has the meaning set forth in Section 2.1(f).

“Parent” has the meaning set forth in the Preamble.

“Patent Assignment Agreement” has the meaning set forth in Section 2.10(a)(xv).

“Permits” has the meaning set forth in Section 2.1(g).

“Permitted Encumbrances” has the meaning set forth in Section 3.7.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated association, or any Governmental Authority, officer, department, commission, board, bureau or instrumentality thereof.

“Personal Property Leases” has the meaning set forth in Section 2.1(j).

“Proxy Statement” has the meaning set forth in Section 5.8(c).

“Purchase Price” has the meaning set forth in Section 2.6.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Liabilities” has the meaning set forth in Section 2.4.

“Representatives” has the meaning set forth in Section 10.1(a)

“Restricted Area” has the meaning set forth in Section 6.3(a).

“Royalty Agreement” has the meaning set forth in Section 2.10(a)(xiii).

“SEC” has the meaning set forth in Section 5.8(c).

“SEC Reports” has the meaning set forth in Section 3.4.

“Securities Act” has the meaning set forth in Section 5.8(c).

“Seller” has the meaning set forth in the Preamble.

“Solvency Opinion” has the meaning set forth in Section 7.2(l).

“Solvent” has the meaning set forth in Section 3.33.

“Stock Purchase Agreement” has the meaning set forth in Section 2.10(b)(x).

“Straddle Period” has the meaning set forth in Section 5.9(c)(ii).

“Stockholders’ Meeting” has the meaning set forth in Section 5.8(a).

“Sublease” has the meaning set forth in Section 2.10(a)(xiv).

“Subsidiary” has the meaning set forth in the Preamble.

“Superior Proposal” has the meaning set forth in Section 10.1(b).

“Superior Transaction” has the meaning set forth in Section 10.1(b).

“Survival Period” has the meaning set forth in Section 9.4(a).

“Tax Audit” has the meaning set forth in Section 3.20(a)(v).

“Tax Deficiency” has the meaning set forth in Section 3.20(a)(vii).

“Tax” (including, with correlative meaning, “Taxes” and “Taxable”) means (i)(A) any net income, gross income, business and occupation, admissions, gross receipts, sales, use, value added, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to or on real property and water and sewer rents relating thereto), together with (B) all interest, any penalties, additions to tax or additional amounts imposed by any taxing or other governmental body, authority or jurisdiction (domestic or foreign) (a “Tax Authority”); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of an affiliated, unitary, consolidated or combined group with any other corporation at any time prior to the Closing Date; and (iii) any liability for the payment of an amount of the type described in the preceding clause (i) by reason of a contractual obligation to any other Person.

“Tax Return” means any report, return, document, declaration or other information (including any attached schedules or amendments thereto) required to be supplied to or filed with any Tax Authority) with respect to any Tax, including an information return, any document with respect to or accompanying Tax payments or estimated Taxes, or with respect to or accompanying requests for an extension of time in which to file any such report, return document, declaration or other information.

“Terminated Employees” has the meaning set forth in Section 6.1(a).

“Third Party” has the meaning set forth in Section 10.1(a).

“Third Party Acquisition” has the meaning set forth in Section 10.1(a).

“Third Party Licenses” has the meaning set forth in Section 2.1(c).

“Third Party Proposal” has the meaning set forth in Section 10.1(b).

“Trademark and Domain Name Assignment Agreement” has the meaning set forth in Section 2.10(a)(xvi).

“Transaction” has the meaning set forth in the Recitals.

“Transaction Documents” has the meaning set forth in Section 2.2(b).

“Transferred Employees” has the meaning set forth in Section 6.1(a).

“Transfer Date” has the meaning set forth in Section 6.1(b).

“Transfer Taxes” means all excise, sales, value added, use, registration, stamp, transfer, gains, real estate transfer and other taxes imposed with respect to a change in the ownership of any asset or of its direct or indirect owners.

“UCC” means the Uniform Commercial Code in effect from time to time in the jurisdiction in which a security interest is located.

“Unassumed Liabilities” has the meaning set forth in Section 2.4.

“Uniform Resource Locator” or “URL” means a string of characters that refers to a resource on the internet by its location.

“Updated Schedules” has the meaning set forth in Section 5.2.

“Vendor Contracts” has the meaning set forth in Section 2.1(b).

“Warrant” has the meaning set forth in Section 2.6.

“Warrant Shares” has the meaning set forth in Section 2.6.

“Working Capital Adjustment Payment” has the meaning set forth in Section 2.7.

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1  Purchase and Sale. Except for the Excluded Assets, as of the Closing Date, Seller will sell, assign, transfer, convey, and deliver to Buyer, and Buyer will purchase, accept and assume from Seller, all of Seller’s right, title and interest in and to all of the Seller’s property and assets, real or personal, tangible or intangible, relating to, reasonably necessary in and/or used in connection with the Business as set forth below (collectively, the “Purchased Assets”), free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Assets shall consist of:

(a)  All of Seller’s right, title and interest in and to all written customer contracts, distributor contracts, reseller contracts, and contracts with sales agents or representatives, to which either Seller is a party that are related to the Business and that are listed in Schedule 2.1(a), including, but not limited to, contracts, agreements, outstanding proposals and commitments with such distributors, reseller, dealers and sales agents (the “Distributor Contracts”);

(b)  All of Seller’s right, title and interest in and to the vendor purchase orders and contracts, that are related to the Business and that are listed in Schedule 2.1(b) (the “Vendor Contracts”);

(c)  All of Seller’s right, title and interest in and to third party commercial computer software and related maintenance contracts relating to the Business to which either Seller is a party and that are listed in Schedule 2.1(c) (the “Third Party Licenses”);

(d)  All of Seller’s inventory items relating to the Business whether new, used, excess or obsolete, both in and out of service, inventory held for sale, if any, including, but not limited to, all inventory currently being held to supply Seller’s contractual commitments to customers, and all other similar items of inventory all of which are listed in Schedule 2.1(d) (the “Inventory”);

(e)  Seller’s marketing and sales materials relating to the Business;

(f)  All of Seller’s right, title and interest in and to any written contracts (including any solicitation or outstanding offers for contract), agreements, outstanding price quotes, commitments from service providers, customers and/or manufacturers, other than the Distributor Contracts, Vendor Contracts and Third Party Licenses that relate to the Business to which either Seller is a party and that are listed in Schedule 2.1(f) (the “Other Contracts”) (the Distributor Contracts, Vendor Contracts, Third Party Licenses, and Other Contracts are sometimes referred to collectively as the “Contracts” and individually as a “Contract”);

(g)  All of Seller’s right, title and interest in and to the licenses, permits, certificates, approvals, exemptions, franchises, registrations, variances, accreditations or authorizations that relate to the Business and are listed in Schedule 2.1(g) (the “Permits”);

(h)  All of Seller’s right, title and interest in and to the “Intellectual Property,” (as such term is hereinafter defined) that relate to the Business and as set forth in Schedule 2.1(h) (the “Business Intellectual Property”). “Intellectual Property” shall mean, for purposes of this Agreement: patents, patent rights, patent applications, patent disclosures, and inventions and designs that are not disclosed in any patent, patent application, or patent disclosure; registered and unregistered trademarks, trade names, and service marks, brand marks, brand names, copyrights, copyright registrations, and any applications therefore; all designs, diagrams, specifications, schematics, molds, tooling and assembly, installation and other key processes; licenses granted by or to a party; trade secrets relating to or arising from any monetary process; proprietary computer software, hardware and databases, including source code and documentation corresponding thereto and any software and source or object code; symbols and logos and all applications therefor, registrations thereof and licenses and sublicenses or agreements in respect thereof; improvements to any of the foregoing (whether or not completed); all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office; and other tangible and intangible proprietary information owned or licensed by a party; including goodwill and going concern value; technology, and know-how related to, reasonably necessary in and used to support the Business and not embodied in any of the foregoing; and other tangible and intangible proprietary information owned or licensed by a party;

(i)  The machinery, equipment, furniture, fixtures, furnishings, supplies, office equipment, accessories, vehicles, personal computers, notebook computers, cellular phones, pagers, copiers, calculators, workstations, office automation software, printers, facsimile machines, and other property relating to the Business, and as listed in Schedule 2.1(i);

(j)  All leases of equipment, machinery or other tangible personal property to which either Seller is a party, solely used in conducting the Business as listed in Schedule 2.1(j) (the “Personal Property Leases”);

(k)  All accounts, notes, contracts or other receivables of Seller generated in connection with the Business existing as of the Closing Date that are listed in Schedule 2.1(k) and are not listed as Excluded Assets herein, and rights and benefits of any security interests and corresponding financing statements filed under the UCC (the “Accounts Receivable”);

(l)  All of Seller’s books and records relating exclusively to the Business (other than Seller’s Tax returns and Seller’s organizational books and records) including, without limitation, lists of customers, vendors and suppliers, records with respect to pricing, volume, billing and payment history, cost, inventory, machinery and equipment, mailing lists, distribution lists, sales, purchasing and materials, technical processes, production and testing techniques and procedures, marketing research, design and manufacturing drawings and specifications and other engineering data, promotional or sales literature, training, operations, equipment and other manuals, quotation, correspondence, and other miscellaneous information, including any such records which are maintained on computer or any storage media;

(m)  All service manuals, databases, and knowledge bases, in their current forms, listed in Schedule 2.1(m) relating to the operation of the Business as currently operated by Seller;

(n)  Seller’s backlog on orders relating to the Business;

(o)  Seller’s claims, demands, actions or causes of actions, which either Seller has or may have against any other person or entity relating to the Business, rights to judgments, and proceeds resulting from the matters listed in Schedule 2.1(o); and

(p)  All of Seller’s domain names, internet names, web addresses and internet locations, links to other relevant sites and applicable related registrations related to the Business, and as listed on Schedule 2.1(p).

Section 2.2  Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing Date:

(a)  All property and assets of Seller that are not related to the Business;

(b)  All rights of either Seller under this Agreement and the other documents, agreements and instruments executed or delivered in connection with this Agreement (together with this Agreement, the “Transaction Documents”) including all monies to be received by either Seller, and all other rights of Seller under the Transaction Documents, including without limitation, the Purchase Price (as defined herein);

(c)  all real estate and real property leases, including the Headquarters Lease;

(d)  all minute books, transfer records and corporate seals of Seller;

(e)  all cash, cash equivalents, bank accounts, certificates of deposit, commercial paper, annuities, treasury notes, bills and other marketable securities of Seller;

(f)  all rights of Seller relating to claims, refunds, causes of action, rights of recovery, rights of set-off, deposits and prepaid expenses and claims for refunds and rights to offset of every kind and nature whether or not related to the Business and related to time periods prior to the Closing Date, except for Accounts Receivable claims pertaining to the Business and other matters set out in Schedule 2.1(o);

(g)  all insurance policies of Seller and rights thereunder, including, without limitation, all rights to receive proceeds of insurance policies and all rights of offset, counterclaims and insurance coverage thereunder;

(h)  any tax credits and refunds;

(i)  Intellectual Property of the Seller not related to the Business and any rights or obligations associated therewith;

(j)  all severance, pension, retirement and other Employee Benefit Plans and administration and services contracts related thereto, or funding arrangements,

(k)  all of Seller’s distributor contracts, purchase contracts and other contracts that are not related to the Business; and

(l)  all of Seller’s Domain Names not related to the Business.

Section 2.3  Assumed Obligations. At the Closing, Purchaser shall assume, and agree to pay, perform, fulfill and discharge, the following obligations of Seller that relate to or arise out of the Purchased Assets (the “Assumed Obligations”). The Assumed Obligations shall include, but not be limited to, the following:

(a)  Obligations which are required to be performed under the Contracts, Permits, Personal Property Leases and Intellectual Property, except where (i) such obligations are not fully disclosed in accordance with the Agreement or arise in contravention of this Agreement, or (ii) such obligations arise due to any breach of contract, breach of warranty, tort, infringement, or violation of Law or arose out of any Claim, provided, such breach, tort, infringement, violation or Claim arose out of events occurring prior to the Closing, or (iii) the consent of any third party is required for the assignment of such Contract, Permit or Personal Property Lease and such consent has not been obtained;

(b)  Obligations and liabilities set forth on the face of the balance sheet as of June 30, 2006 included in the Financial Statements (rather than in any notes thereto), and all liabilities which have arisen after June 30, 2006 in the ordinary course of business of the Business; provided that such Assumed Obligations (i) do not include any Indebtedness; (ii) are reflected in the calculation of the Purchase Price; (iii) are fully disclosed to Buyer pursuant to this Agreement and do not arise in contravention of this Agreement; and (iv) do not relate to any breach of contract, breach of warranty, tort, infringement, or violation of Law or arise out of any Claim,; it being understood that the number of shares of Buyer Common Stock to be delivered to the LLC pursuant to Section 2.6 shall be reduced in the manner specified in Section 2.6 and 2.7 to the extent that the value of Qualified Liabilities exceeds zero; and

(c)  Obligations arising after the Closing Date with respect to Transferred Employees as set forth in Section 6.1.

Section 2.4  No Other Liabilities Assumed. Anything in this Agreement to the contrary notwithstanding, neither Buyer nor any of its Affiliates shall assume, and shall not be deemed to have assumed, any debt, claim, obligation or other liability of Seller or any of its Affiliates, whether known or unknown, now or hereafter existing, accrued or contingent, other than as specifically set forth in Section 2.3 including, but not limited to (i) any environmental costs and liabilities, (ii) any of Seller’s liabilities in respect of Taxes, (iii) any income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (other than as expressly provided in this Agreement), (iv) any brokers or finders’ fees, or other liability of Seller for costs and expenses (including legal fees and expenses) incurred in connection with this Agreement or the consummation of the transactions contemplated hereby, (vi) any liabilities or obligations arising out of the Royalty Agreements, (vii) any liability or obligation of Seller under this Agreement, (viii) any Indebtedness, (ix) any obligations or liabilities, including severance, for Seller’s employees who are not Transferred Employees, (x) any liabilities of the Seller or any of its ERISA affiliates relating to any Employee Benefit Plan to which any of the Seller or its ERISA Affiliates contributes or has any obligation to contribute, or with respect to which any of the Seller or Seller’s Affiliates has any liability or potential liability (including, without limitation any such liability (a) relating to benefits payable under any Employee Benefit Plan, (b) relating to Title IV of ERISA (c) relating to a multiemployer plan, (d) with respect to noncompliance with the notice and benefit continuation requirements of COBRA, or (e) with respect to any noncompliance with ERISA or any other applicable laws), (xi) any liability or obligation of Seller in respect of pending or threatened claims listed on Schedule 3.14, (xii) any obligation or liability arising as a result of or whose existence is a breach of Seller’s representations, warranties, agreements or covenants, or (xiii) any Qualified Liabilities (as defined below) to the extent that the aggregate value of the Qualified Liabilities is greater than $500,000 (collectively, “Unassumed Liabilities”). Each of the Seller and Parent hereby agrees to pay, perform and discharge all of the obligations that are Unassumed Liabilities hereunder. “Qualified Liabilities” shall mean liabilities assumed by Purchaser pursuant to Section 2.3(b).

Section 2.5  Non-Assignment of Certain Property. To the extent that the assignment hereunder of any of the Permits, Personal Property Leases or Contracts shall require the consent of any other party (or in the event that any of the same shall be nonassignable) (each, a “Consent Contract”), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof; provided, however, that in each such case, Seller shall use its commercial reasonable efforts to obtain the consents of such other party to an assignment to Buyer on or prior to the Closing. If any such consent has not been obtained as of the Closing Date, the parties shall continue to use its commercially reasonable efforts to obtain such consent after the Closing Date. Pending the receipt of any such consents, the Seller shall cooperate with the Buyer in any commercially reasonable arrangement designed to provide for the Buyer all of the benefits under all of the Consent Contracts, and for the Buyer to discharge the corresponding obligations. At the Buyer’s request and expense, the Seller shall take all commercially reasonable best efforts requested by the Buyer to enforce, for the benefit of the Buyer, any and all rights of the Seller under any Consent Contract. Seller agrees to remit promptly, and to cause their Affiliates to remit promptly (but in no event later than three (3) Business Days after receipt), to the Buyer all collections or payments received by them or their Affiliates in respect of all Consent Contracts following the Closing Date, and shall hold all such collections or payments for the benefit of and in trust and as a fiduciary for and promptly pay the same over to, the Buyer. When such consents to the transfer, conveyance and assignment of a Consent Contract have been obtained, if ever, such Consent Contract shall thereupon automatically be transferred, conveyed and assigned to Buyer, and the obligations and liabilities of either Seller under such Consent Contract shall automatically cease to be excluded from the Assignment Agreement (as hereinafter defined) by reason of this Section 2.5, without the payment of any additional consideration.

Section 2.6  Purchase Price. In consideration for the sale, transfer and assignment by the Seller of the Purchased Assets, the Buyer shall: (i) assume the Assumed Obligations; provided, however, in no event shall the value of the Qualified Liabilities assumed by the Buyer exceed Five Hundred Thousand Dollars ($500,000.00); (ii) issue a certificate evidencing the LLC Interest to the Parent; and (iii) issue to the LLC a performance vesting warrant to purchase up to an additional Two Million Five Hundred Thousand (2,500,000) shares of Buyer Common Stock (the “Warrant Shares”) upon the terms and conditions set forth in the form of warrant reasonably agreed by Buyer and Seller (the “Warrant”). The Warrant shall be exercisable for a period of five years at an exercise price of $1.00 and shall further provide that the holder may not exercise the Warrant unless and until Buyer has (i) aggregate net revenues for the preceding four quarters of at least $50.0 million and (ii) pre-tax net income of at least $5.0 million for the preceding four quarters. For purposes of this Agreement, the term “Purchase Price” shall mean, initially, $10,000,000, consisting of (y) the value of Assumed Obligations (provided, pursuant to the terms of this Agreement, Qualified Liabilities to be assumed by the Buyer may range from zero to $500,000), and (z) the LLC Interest (having an assumed value equal to the $10,000,000, less the value of the Qualified Liabilities). At the Closing, the Buyer shall deliver to the LLC a number of shares of Buyer Common Stock equal to (i) 10,000,000, less (ii) a number of shares equal to (A) the Estimated Qualified Liabilities (as defined below) less $300,000, divided by (B) $1.00.

Section 2.7  Purchase Price Payment Adjustment.

(a)  At least ten (10) days prior to the Closing, the Sellers shall provide to the Buyer an estimate as of the Closing Date, which, absent manifest error, shall be the basis for calculating, on a preliminary basis, of the value of the Qualified Liabilities for purposes of determining the number of shares of Buyer Common Stock to be issued to the LLC at Closing (the “Estimated Qualified Liabilities”).

(b)  Not later than sixty (60) days after the Closing, the Buyer at its own cost, shall prepare and deliver to the Sellers a statement of the value of the Qualified Liabilities as of the Closing Date (the “Closing Statement”), prepared in accordance with GAAP, applied consistently with the Sellers’ past practices. A failure by the Buyer to deliver the Closing Statement within the required sixty (60) day period shall constitute its acceptance of the Estimated Qualified Liabilities. Within fifteen (15) days after the Closing Statement is delivered to the Sellers pursuant to this Section 2.7(b), the Sellers at their own cost, shall complete its examination thereof, and provide for the examination thereof by its accountants, if necessary, and shall deliver to the Buyer either (i) a written acknowledgment accepting the determination of the value of the Qualified Liabilities or (ii) a written report of an independent accounting firm engaged by the Sellers setting forth in reasonable detail any proposed adjustments to the value of the Qualified Liabilities (“Adjustment Report”). A failure by the Sellers to deliver the Adjustment Report within the required fifteen (15) day period shall constitute its acceptance of the Closing Statement. The Buyer shall, and shall cause its independent auditors to, cooperate with the Sellers and its accountants in the course of the preparation of the Adjustment Report.

(c)  Following the Closing, the number of shares of Common Stock issued to the LLC in satisfaction of the Purchase Price shall be decreased by a number of shares equal to (i) the amount, if any, by which the value of the Qualified Liabilities as specified on the Closing Statement exceeds the Estimated Qualified Liabilities, divided by (ii) $1.00; provided, if the Qualified Liabilities as specified in the Closing Statement is less than $300,000, there shall be no adjustment to the number of shares of Common Stock pursuant to this Section 2.7(c).

(d)  During a period of fifteen (15) days following the receipt by the Buyer of the Adjustment Report, the Buyer and Sellers shall attempt to resolve any difference they may have with respect to the matters raised in the Adjustment Report. In the event the Buyer and Sellers fail to agree on all of the proposed adjustments contained in the Adjustment Report within such fifteen (15) day period, then the Buyer and the Sellers mutually agree that the New York office of KPMG, or such other “Big Four” accounting firm mutually acceptable to the Buyer and the Sellers (the “Independent Auditors”), shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. The decision of the Independent Auditors shall be final and binding on the Buyer and Sellers, and may be used in a court of law by either the Buyer or the Sellers for the purpose of enforcing such decision. The costs and expenses of the Independent Auditors and their services rendered pursuant to this clause (d) shall be borne by the non-prevailing party or, if neither party prevails, equally by the Buyer and the Sellers.

Section 2.8  Prorations. At Closing, the parties hereto shall determine the proration of any expenses, if necessary.

Section 2.9  Closing. The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP, 450 Lexington Avenue, 15th Floor, New York, NY, 10017, or such other location as the parties may select, within thirty (30) calendar days of the clearance of the Proxy Statement by the SEC or at such other time and place as the Purchaser, in its sole discretion, may agree (the “Closing Date”).

Section 2.10  Deliveries at Closing

(a)  Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following documents, instruments, certificates and agreements (which shall be in form and substance reasonably satisfactory to Buyer and its counsel):

(i)  an executed counterpart to the Bill of Sale in a form to be mutually agreed upon (the “Bill of Sale”), duly executed by Seller;

(ii)  an executed counterpart to the Assignment and Assumption Agreement in a form to be mutually agreed upon (the “Assignment Agreement”), duly executed by Seller;

(iii)  such other deeds, bills of sale, assignments and other instruments of sale, in form and substance reasonably satisfactory to Buyer’s counsel, as shall be required or as may be desirable to vest in Buyer good and marketable title to the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances;

(iv)  a Certificate signed by an authorized officer of each of the Seller and dated as of the Closing Date, certifying that the representations and warranties of Seller contained in this Agreement are true and correct on the Closing Date as if such representations and warranties were made on the Closing Date;

(v)  an incumbency and specimen certificate with respect to the officer(s) of Seller executing the Transaction Documents to which such entity is a party;

(vi)  a Certificate of Good Standing for Seller issued not earlier than thirty (30) days prior to the Closing Date by the Secretary of State of Delaware as applicable;

(vii)  the Fairness Opinion;

(viii)  The Solvency Opinion

(ix)  a release of Liens as may be identified by the Buyer prior to the Closing;

(x)  all of the required consents of third Persons set forth in Schedule 2.10(a)(x);

(xi)  an executed employment contract between the buyer and the individual listed in Schedule 2.10(a)(xi) (the “Key Employee”) (the “Key Employment Agreement”);

(xii)  executed copies of certain Confidentiality Agreements and Assignment of Invention Agreements by any Transferred Employees who are employed prior to Closing (the “Confidentiality Agreements”);

(xiii)  evidence satisfactory to the Buyer that the Seller has obtained releases with respect to all royalty agreements between the Company and the following individuals: (i) P. Elayne Wishart; (ii) Jane Swon; (iii) Jerry T. Swon; (iv) John Swon; (v) David Miller; and (vi) Carl Germano (collectively, the “Royalty Agreements”), provided, that the Buyer shall have the option to waive such requirement;

(xiv)  an executed counterpart of the sublease under the Headquarters Lease, in form and substance satisfactory to Buyer (the “Sublease”); in a form reasonably acceptable to the Buyer and the Seller, pursuant to which Buyer subleases the premises covered by the Headquarters Lease;

(xv)  an executed counterpart of the Patent Assignment Agreement (the “Patent Assignment Agreement”) in a form reasonably acceptable to the Buyer and Seller, pursuant to which the Seller shall assign all of the patents contained in the Purchased Assets to Buyer;

(xvi)  an executed counterpart of Trademark and Domain Name Assignment Agreement (the “Trademark and Domain Name Assignment Agreement”) in a form reasonably acceptable to Buyer and Seller, pursuant to which the Seller shall assign all of the trademarks and domain names contained in the Purchased Assets to the Buyer;

(xvii)  evidence satisfactory to the Buyer regarding payoff, conversion or release of all Indebtedness; and

(xviii)  Operating Agreement executed by the Parent.

(b)  Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following documents, instruments, certificates and agreements (which shall be in form and substance reasonably satisfactory to Seller and its counsel):

(i)  a counterpart to the Bill of Sale, duly executed by Buyer;

(ii)  a counterpart to the Assignment Agreement, duly executed by Buyer;

(iii)  a certificate signed by an authorized officer of Buyer and dated as of the Closing Date, certifying that the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects on the Closing Date as if such representations and warranties were made on the Closing Date;

(iv)  an incumbency and specimen certificate with respect to the officer(s) of Buyer executing the Transaction Documents to which Buyer is party;

(v)  a counterpart to the Patent Assignment Agreement;

(vi)  a counterpart to the Trademark and Domain Name Assignment Agreement;

(vii)  the LLC Interest;

(viii)  a copy of the Warrant issued to the LLC;

(ix)  a copy of the Operating Agreement, duly executed by Buyer;

(x)  a counterpart to the Key Employment Agreement duly executed by Buyer;

(xi)  a counterpart to the Sublease duly executed by Buyer;

(xii)  evidence satisfactory to Seller that Buyer has been capitalized in an amount not less than $15 million through the sale of its Series A Convertible Preferred Stock in accordance with the Series A Preferred Stock Purchase Agreement by and among the Buyer and the purchasers named therein (the “Stock Purchase Agreement”).

ARTICLE III
REPRESENTATION AND WARRANTIES OF SELLER

Each of Parent and Seller represent and warrant to Buyer as of the Effective Date and agree to represent and warrant to Buyer as of the Closing Date as follows:

Section 3.1  Organization. The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware. Subsidiary is a corporation duly organized and validly existing under the laws of the State of Delaware. Both Company and Subsidiary have (i) the requisite power and authority to conduct the Business as now conducted and (ii) the necessary corporate power and authority to execute, deliver and perform their obligations under the Transaction Documents and to consummate the transactions contemplated herein and therein. Complete and correct copies of the Certificates of Incorporation and Bylaws of Company and of Subsidiary have previously been delivered to Buyer (such documents, the “Organizational Documents”). Each of Company and Subsidiary are is duly qualified to do business in every jurisdiction in which the nature of its business makes such qualifications necessary, except where such failure would not have a Material Adverse Effect. Each of Company and Subsidiary have the full right, power, and authority to engage in the Business as it is now conducted, and has all necessary licenses and permits to operate the Business as it is presently being operated.

Section 3.2  Authority. Each of Company and Subsidiary now have, or will have, all requisite organizational authority to execute, deliver and perform each Transaction Document to which it is a party, and to perform its obligations and consummate the transactions contemplated under the Transaction Documents to which it is a party, subject to receipt of shareholder approval, if the Board of Directors of the Company determines that such approval is required. Subject to receipt of shareholder approval, the execution and the delivery of each Transaction Document to which either Company or Subsidiary is a party, and the performance of the transactions contemplated by such Transaction Documents, have been duly authorized by each of Company and Subsidiary and all necessary corporate or organizational actions by each of Company and Subsidiary for the execution, delivery and performance of each Transaction Document to which such Company or Subsidiary is a party and the consummation of the transactions contemplated hereby and thereby have been taken, and no further corporate or organizational authorization will be necessary to authorize the execution and delivery by each of Company and Subsidiary, and the performance of its obligations under, each Transaction Document to which such Company or Subsidiary is a party.

Section 3.3  Execution and Delivery. Each Transaction Document to which either Company or Subsidiary is a party has been validly executed and delivered by such party and constitutes valid and binding obligations of each such party, enforceable against each such party in accordance with its terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may he limited by federal or state securities laws or by public policy.

Section 3.4  SEC Reports. The Seller has timely filed all forms, reports, statements and documents required to be filed by it with the SEC and with any other governmental body, agency, official or authority (collectively, the “SEC Reports”). Each SEC Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year end adjustments, which adjustments are not material) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the financial position of Buyer as at the respective dates thereof, and results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

Section 3.5  Financial Statements. Seller has delivered the balance sheet of the Parent as of June 30, 2006 and the related statements of income, stockholders’ equity, changes in financial position and cash flow (the “Financial Statements”). Seller represent that, to Seller’s actual knowledge, and subject to adjustments recommended by Seller’s independent auditors, the Financial Statements (i) are true and correct: in accordance with the books of account and records of Parent and Subsidiary in all material respects; and (ii) accurately and fairly reflect in all material respects all assets and liabilities of Parent and Subsidiary. To Seller’s actual knowledge, neither Parent nor Subsidiary has any indebtedness or liability, absolute or contingent, which is not reflected in the financial statements, or that has not been specifically identified herein to Buyer, other than liabilities or indebtedness incurred in the ordinary course of business.

Section 3.6  No Conflict or Default. The execution and performance of this Agreement, the compliance with its provisions by each of Company and Subsidiary, and the transfer of the Purchased Assets to Buyer on the Closing Date will not conflict with or result in any breach of any of the terms, conditions, or provisions of any agreement, indenture, mortgage, or other instrument to which either Seller is a party or by which it is bound, except for any such breach which would not in the aggregate reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.6. Further, subject to shareholder approval, the execution and performance of this Agreement, the compliance with its provisions by Seller, and the transfer of the Purchased Assets to Buyer on the Closing Date will materially comply with all Laws of any Governmental Authority applicable to the Business or any of the Purchased Assets and will not conflict with, or result in, the breach of any of the terms of any Organizational Documents. Except as set forth in Schedule 3.6, the consummation of the transactions contemplated by this Agreement will not require the consent of any Person with respect to the rights, licenses, franchises, leases, contracts or agreements (including but not limited to the Contracts) of Seller and will not have a Material Adverse Effect upon any such rights, licenses, franchises, leases or agreements.

Section 3.7  Title to Assets. Seller has or shall have good and marketable title, or valid leasehold rights (in the case of leased property) to all of the Purchased Assets, free and clear of all security interests, liabilities, conditions, pledges, liens, mortgages, licenses in favor of any Person other than either Seller, conditional sales contracts, attachments, hypothecations, judgments, easements, claims, and encumbrances of every kind and nature (collectively, “Encumbrances”), except for those set forth in Schedule 3.7 (the “Permitted Encumbrances”). At the Closing, Seller will sell, assign, transfer, convey, and deliver good and marketable title to the Purchased Assets, or, in the case of assets constituting Purchased Assets which are leased or licensed by either Seller pursuant to Personal Property Leases or other Contracts, valid leasehold interests or licenses to such Personal Property Leases or other Contracts, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.8  Contracts. All of the Contracts are in full force and are enforceable against Company or Subsidiary, as the case may be, in accordance with their terms. To the Company’s and Subsidiary’s knowledge and except as set forth in Schedule 3.8 and except a default or breach which is capable of being, and shall be, cured prior to the Closing, (i) none of the Contracts is in breach or default due to the action of Company or Subsidiary, or to Seller’s knowledge, of any other party thereto; and (ii) no event exists which is a default or breach due to the action of Company or Subsidiary, under any of the Contracts, or which after the passage of time or giving of notice or both would constitute a breach or default, due to the action of Company or Subsidiary. Except as set forth in Schedule 3.8, all duties and obligations required to be performed by any party to the Contracts prior to Closing have been so performed or will be performed prior to Closing. Except as set forth in Schedule 3.8, the Contracts are freely assignable, or if the consent of the contracting party to the assignment is required, Seller shall have obtained such consent prior to Closing, or if the giving of notice of such assignment is required, Seller has provided such notice prior to the Closing. To Seller’s actual knowledge: (x) no party to any of the Contracts is threatened with insolvency; and (y) there exists no fact or circumstance which may cause a party to one of the Contracts to fail to perform such Contract. The execution, delivery, consummation and performance of this Agreement and the transactions contemplated herein will not cause either Seller to be in breach or default of any of the Contracts. Schedules 2.1(a), (b), (c), and (f) collectively constitute accurate, correct and complete lists of the Contracts.

Section 3.9  No Other Contracts. Other than the Contracts or the Excluded Assets, there are no written or oral or contractual commitments, contracts or agreements that relate to the Business to which Seller is a party that will be binding upon Buyer, or that will affect Buyer or the Purchased Assets, on or after the Closing.

Section 3.10  Permits. Other than the Contracts or the Excluded Assets, the Permits listed in Schedule 2.1(g) constitute all of the licenses, permits, certificates, approvals, exemptions, franchises, registrations, variances, accreditations or authorizations related to, reasonably necessary in, currently used in or required for the operation of the Business. The Permits are valid and in full force and effect and there are no pending proceedings which could result in the termination, revocation, limitation or impairment of any of the Permits. The Seller has not received notice of any violations in respect of any of the Permits. Schedule 2.1(g) contains an accurate, correct and complete list of the Permits that are reasonably necessary in, currently used in or required for the operation of the Business.

Section 3.11  Intellectual Property. Other than the Contracts or the Excluded Assets, the Business Intellectual Property listed in Schedule 2.1(h) constitutes all of the Intellectual Property owned or licensed by Seller that is currently used solely in the conduct of the Business, and any license for any of the foregoing in each case. Seller owns, or licenses or otherwise possesses, legally enforceable rights to use the Business Intellectual Property that is listed in Schedule 2.1(h) and such Business Intellectual Property is sufficient for the conduct of the Business of Seller as it is currently being conducted on the date hereof. Except as disclosed in Schedule 3.11, neither the manufacture, marketing, license, sale or intended use of any tangible product currently sold by the Business violates any license or agreement between either Seller and any third party relating to such product or, to Seller’s knowledge, infringes any Intellectual Property right of any other party. The Seller has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that either Seller must license or refrain from using any Intellectual Property rights of any Person relating to the Business Intellectual Property), nor is there any pending claim or litigation contesting the validity of the Business Intellectual Property or Seller’s ownership or right to use, sell, license or dispose of the Business Intellectual Property. The Seller has not received any notice asserting that any of the Business Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, and the Seller has not licensed the use of the Business Intellectual Property to any third party nor permitted the use by any third party of the same in a manner which would infringe the trademark rights of Seller. Seller will make available to Buyer complete and correct copies of all reasonably accessible user and technical documentation related to the Business Intellectual Property that is listed in Schedule 2.1(h). Except as disclosed in Schedule 3.11, the Seller has not received any notice that any of their current or prior members, officers, employees or consultants claim an ownership interest in any of the Business Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to the Business or otherwise.

Section 3.12  Inventory. Except as set forth in Schedule 3.12, Sellers are not in possession of any inventory that is not owned by them. All of the Inventory has been valued at cost on a first-in, first-out basis.

Section 3.13  No Real Property Owned by Seller. Seller owns no real property used in the Business. Except as set forth in Schedule 3.13, the Headquarters Lease may be freely assigned, assumed or sublet, is valid and in full force and effect, and to Seller’s knowledge there is not pending or threatened any proceedings which could result in the termination revocation, limitation or impairment of the Headquarters Lease.

Section 3.14  Litigation. Except as set forth in Schedule 3.14, there is no litigation, proceeding, or governmental investigation pending in front of any court, arbitration board, administrative agency, or tribunal against or relating to Seller that would prevent or affect the Purchased Assets, the Business, or the consummation of this Agreement or the sale, transfer or assignment of the Purchased Assets by Seller.

Section 3.15  Compliance with Law. Except as set forth in Schedule 3.15, Seller has been and are in, and the Business has been and is being conducted in, compliance in all material respects with all Laws that are applicable to or binding upon the Business or the Purchased Assets, and Seller has not received any written or oral notice of any violation or alleged violation of any Law.

Section 3.16  Investment Company. Seller is not an “investment company”, or an “affiliated person” of an “investment company”, or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, and Buyer is not an “investment adviser” or an “affiliated person” of an “investment adviser” as such terms are defined in the Investment Advisers Act of 1940, as amended.

Section 3.17  Brokers’ Fees. Except as set forth in Schedule 3.17, Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents.

Section 3.18  No Material Adverse Effect. Since June 30, 2006, there have been no changes that would have a Material Adverse Effect. Since June 30, 2006, Seller has operated the Business in the ordinary course of business consistent with past practices and Seller has used reasonable efforts to keep the Business intact.

Section 3.19  Accounts Receivable. Except as set forth on Schedule 3.19, all Accounts Receivable of the Business arose from valid transactions and in the ordinary course of business for goods sold or services rendered and are not subject to any valid counterclaims or setoffs known to Seller with respect to any such Accounts Receivable. The list of Accounts Receivable listed in Schedule 2.1(k) is a true, accurate and complete list of such accounts generated in connection with the Business and existing as of the date thereof.

Section 3.20  Taxes

(a)  Except as set forth in Schedule 3.20 (a), as of the Closing Date:

(i)  The Seller has timely filed or, if not yet due, will timely file all Tax Returns required to be filed by them on or before the Closing Date and all such Tax Returns are or, in the case of Tax Returns not yet filed, will be, true, correct and complete in all respects.

(ii)  The Seller has paid all Taxes with respect to all Taxable periods ending on or before the Closing Date and all Taxable periods starting before and ending after the Closing Date to the extent attributable to the portion of such periods up to and including the Closing Date, except to the extent the failure to pay any such Taxes would not reasonably expected to have a Material Adverse Effect.

(iii)  The Seller has made or will make available to Buyer signed copies of all Tax Returns filed by the Seller relating to all Taxable periods ending on or before the Closing Date as to which the statute of limitations remains open.

(iv)  No extension of time has been requested or granted for the Seller to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid, and the Seller has not granted a power of attorney that remains outstanding with regard to any Tax matter.

(v)  There is no pending or, to the knowledge of the Seller, threatened examination, investigation, audit, suit, action, claim or proceeding relating to Taxes (a “Tax Audit”) of the Seller.

(vi)  Buyer has received copies of all material audit reports and correspondence between the Seller and any Tax Authority and a true and complete summary of all oral communications between the Seller and any Tax Authority relating to any Tax Audit of the Seller, including without limitation any Tax Audit that is in progress or for which an extension of the statute of limitations was granted.

(vii)  The Seller has not received notice of a determination by a Tax Authority that Taxes are owed by the Seller (such determination being referred to as a “Tax Deficiency”) and, to the knowledge of the Seller, no Tax Deficiency is proposed or threatened.

(viii)  All Tax Deficiency asserted against the Seller has been paid or finally settled and all amounts asserted in any Tax Deficiency to be owed have been paid.

(ix)  There are no Liens arising from or related to Taxes on or pending against the Seller or any of their properties other than statutory Liens for personal property Taxes that are not yet due and payable.

(x)  There are no presently outstanding waivers or extensions, or requests for waiver or extension, of the time within which a Tax Deficiency may be asserted or assessed against the Seller.

(xi)  No issue has been raised in any Tax Audit of the Seller which, by application of similar principles to any past, present or future period as to which the statute of limitations remains open, would result in an adjustment to the amounts reported in such period.

(xii)  The Seller has not changed a Tax accounting method during any Taxable year ending on or before the Closing Date. Seller has not taken any action, whether or not required, that has resulted or will result in deferring a liability for Taxes of the Seller from a Taxable period ending on or before the Closing Date to a Taxable period ending after such date.

(xiii)  The Seller has not ever been required to include in income an adjustment pursuant to Section 481 of the Code and no Tax Authority has ever made or proposed any such adjustment. The Seller has not entered into a closing agreement described in Section 7121 of the Code, an advance pricing agreement or any other agreement with a Tax Authority relating to Taxes.

(xiv)  The Seller does not own any property that is tax-exempt use property within the meaning of Section 168(h) of the Code, that is described in Section 168(f)(8) of the Code as in effect prior to its amendment by the Tax Reform Act of 1986, that is tax-exempt bond financed property within the meaning of Section 168(g) of the Code or that is “limited use property” within the meaning of Rev. Proc. 76-30.

(xv)  The Seller is not party to any arrangement to which Section 162(m) or Section 280G of the Code might apply.

(xvi)  The Seller has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) apply to the disposition of any asset.

(xvii)  The Seller has not participated in or cooperated with any international boycott within the meaning of Section 999 of the Code.

(xviii)  The Seller is not now nor has ever been (a) an includable member of an “affiliated group” within the meaning of Section 1504(a) of the Code other than an affiliated group consisting only of the Seller and one or more of the current Parent subsidiaries or otherwise liable for the Taxes (or amounts in lieu of Taxes) of a person other than the Seller pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Laws, whether or not as a transferee, a successor, by operation of law, by contract or otherwise, (b) a member of any consolidated, combined or unitary Tax Return filing group other than a group consisting only of the Seller and one or more of the current Parent subsidiaries, (c) a party to any Tax sharing agreement, Tax indemnity agreement or similar agreement, arrangement or practice with respect to Taxes, including an agreement that obligates it to make any payment computed by reference to the Taxes, Taxable income or Tax losses of any other individual or entity, (d) a personal holding company as defined in Section 542 of the Code, (e) the owner of an interest in an entity that is treated as a Tax partnership, trust, regulated investment company as defined in Section 851 of the Code or real estate investment trust as defined in Section 856 of the Code (f) a United States shareholder as defined in Section 951(b) of the Code of a controlled foreign corporation as defined in Section 957 of the Code, (g) a United States real property holding company within the meaning of Section 897(c)(2) of the Code or (h) a shareholder of a passive foreign investment company, as defined in Section 1297 of the Code.

(xix)  Seller has not entered into a gain recognition or other agreement requiring it to take into account Taxable income or to incur a Tax liability that it would not have had to take into account or would not have had to incur but for such agreement.

(xx)  Seller has not failed to disclose on its federal, state, local and foreign income Tax Returns all positions taken therein that could give rise to a penalty under Section 6662 of the Code or any corresponding provision of state, local or foreign Tax Laws.

(xxi)  Seller has not ever participated, directly or indirectly, in a transaction which is described in Treasury Regulation Sections 1.6011-4(b)(2) or 1.6011-4(b)(3) nor has ever held “an interest” in a “tax shelter,” as those terms are defined in Treasury Regulation Section 301.6112-1.

(xxii)  Seller has not ever been a party to a transaction that gave rise to deferred intercompany gains or losses that have not been fully taken into income for income Tax purposes.

(xxiii)  To the knowledge of the Seller, no claim has ever been made by a Tax Authority in any jurisdiction that the Seller is or may be subject to Tax in a jurisdiction in which it does not currently pay Tax or file a Tax Return.

(xxiv)  The Seller has not ever requested a private ruling from a Tax Authority on any matter.

(xxv)  Seller has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(xxvi)  The Seller nor, to the knowledge of the Seller, any other Person, has taken any action or failed to take any action that would cause the Transaction to fail to qualify as a tax-free reorganization under Section 368(a) of the Code, and no facts exist that would cause the Transaction to fail to so qualify.

(xxvii)  The net operating losses, alternative minimum tax net operating losses, net capital losses, alternative minimum tax net capital losses, Tax credits, alternative minimum tax credits and other Tax attributes of the Seller are not subject to any consolidated return limitation, limitation under Section 382 of the Code or any other limitation on their use, allowance or availability, other than a limitation arising from the transaction pursuant to this Agreement.

(xxviii)  The Seller has retained all supporting and backup papers, receipts, spreadsheets and other information necessary for the preparation of all Tax Returns with respect to the Seller and the defense of Tax Audits involving all Taxable periods either ended on or during the six (6) years prior to the Closing Date or from which there are unutilized net operating loss, capital loss or investment tax credit carryovers.

(xxix)  The Seller has collected, or will, on or before the Closing Date, collect, all sales and use, employment, excise and other Taxes that are required to have been or to be collected on or prior to the Closing Date and the Seller has remitted, or will, on or before the Closing Date, or as soon as practicable thereafter, but in no event after the date such Taxes are required to be remitted, remit to the appropriate Tax Authority all sales and use, employment, excise and other Taxes that were collected on or before the Closing Date or that are required to have been or to be remitted on or prior to the Closing Date.

(xxx)  The Seller has maintained and has in its possession all records, supporting documents and exemption and resale certificates required by applicable sales and other Tax statutes and regulations to be retained in connection with the collection and remittance of Taxes or necessary to justify the amounts of such Taxes reported and paid in each case for all periods up to and including the Closing Date.

(xxxi)  No Transfer Taxes or other Taxes are or will be imposed on Buyer, or the Seller or on any of their properties by reason of the Transaction pursuant to this Agreement.

(xxxii)  The Seller is not subject to Tax in any foreign country and the Seller has complied with all applicable Tax Laws and regulations of all countries whose Tax laws to which they are subject.

(b)  Schedule 3.20(b) sets forth:

(i)  A schedule of the filing dates of all Tax Returns required to be filed by the Seller;

(ii)  A description of all past Tax Audits involving the Seller;

(iii)  A list of all elections made by the Seller relating to Taxes;

(iv)  A description of any change of accounting method of the Seller;

(v)  A schedule of the Seller’s Tax basis in each of its assets as of the Closing Date, and the recovery period and annual depreciation or amortization deduction for each such asset for each year of its remaining Tax recovery period and in the case of amortizable assets, a description of each asset; and

(vi)  A schedule of the Tax attributes of the Seller (including, but not limited to, net operating losses, capital losses, investment credits, foreign tax credits and alternative minimum tax credits), together with a description of all limitations to which such Tax attributes are subject (e.g., limitations under Section 382 of the Code).

(c)  Each reference to a provision of law in this Section 3.20 shall be treated for state, local and foreign Tax purposes as a reference to all analogous and similar provisions of state, local and foreign Laws.

Section 3.21  Accounts Payable. Except as set forth on Schedule 3.21, all accounts payable of Seller related to the Business are current and have been generated in the ordinary course of business. Except as set forth in Schedule 3.21, Seller has paid promptly, when due, all accounts payable related to the Business, including lease payments and rental fees, utility bills, and other obligations due as a result of the operation of the Business and the ownership of the Purchased Assets through the Closing Date.

Section 3.22  No Undisclosed Liabilities. Except as disclosed on Schedule 3.22, Seller has no material liability related to the operation of the Business, except for liabilities reflected in the Financial Statements and for current liabilities incurred in the ordinary course of business. Seller has no liability or obligation to refund any economic development incentives received from any governmental entity.

Section 3.23  Environmental, Health & Safety Compliance. To Seller’s knowledge, neither the conduct nor operation of the Business, nor any condition of the Headquarters Lease, nor the premises leased by the Headquarters Lease, violates any Law or common law concerning public health and safety, worker health and safety, and pollution or protection of the environment (“Environmental, Health, and Safety Requirements”), where such violation would reasonably be expected to have a Material Adverse Effect and Seller has not received any notice stating that the operation or condition of any real property presently leased or operated in connection with the Business is in violation of any Environmental, Health, and Safety Requirements, where such violation would reasonably be expected to have a Material Adverse Effect.

Section 3.24  Government Authorizations. The governmental authorizations listed in Schedule 3.24 collectively constitute all of the authorizations of any Governmental Authority necessary to permit Seller to lawfully conduct and operate the business in the manner in which they currently conduct and operate the business and to permit Seller to own and use the Purchased Assets in the manner in which they currently own and use such Purchased Assets, except where the failure to do so would not have a Material Adverse Effect.

Section 3.25  Relationships with Affiliates. Neither Seller nor any of their Affiliates has any interest in, has owned, of record or as a beneficial owner, or has an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with either Seller other than business dealings or transactions disclosed in Schedule 3.25 or (b) engaged in competition with Seller with respect to the Business in any market presently served by Seller. Except as set forth in Schedule 3.25, neither Seller nor any of their Affiliates is a party to any Contract with, or has any claim or right against, either Seller, (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as managers, officers, directors or employees of the Business), any such person or any corporation, partnership, trust or other entity in which any such person has a substantial interest as a stockholder, officer, director, trustee or partner.

Section 3.26  ERISA. Neither Seller nor any ERISA Affiliate maintains or contributes to or has or had any obligation to maintain or contribute to any employee pension benefit plan within the meaning of Section 3(2) of ERISA that (i) is subject to minimum funding standards of the Code or ERISA; or (ii) is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

Section 3.27  Employees.

(a)  Each Employee Benefit Plan maintained by the Seller is listed in Schedule 3.27(a) and copies or descriptions of each such Employee Benefit Plan have been delivered to Buyer. Buyer will not have, as a consequence of the transactions contemplated hereby, any liability or obligation with respect to or under any agreement between either Seller and any of the Employees, except for the Transferred Employees (as such term is defined herein) to the extent contemplated by Section 6.1 hereof.

(b)  Each Employee Benefit Plan maintained by Seller with respect to the Business Employees has been maintained and administered at all times in material compliance with its terms and all applicable Laws.

(c)  Schedule 3.27(c) contains: (i) a list of the Business Employees; (ii) the current annual compensation provided by Seller to each such Business Employee as of the Closing Date; (iii) a list of any increase presently scheduled (including the effective date thereof) in the rate of compensation of any the Business Employees; (iv) the title and location of each such Business Employee; and (v) a job description for each Business Employee.

(d)  Neither Seller is a party to or bound by any union contract or collective bargaining agreement and has not experienced any strike, grievance or any arbitration proceeding, claim of unfair labor practices filed or, to Seller’s knowledge, threatened to be filed or any other material labor difficulty.

(e)  All of the Business Employees are United States citizens, or lawful residents of the United States.

Section 3.28  No Disputes. Except as set forth on Schedule 3.28, to Seller’s knowledge, there are no material conflicts or problems with any officer, manager or Key Employee of Seller that would likely result in the termination or resignation of employment of any such individual. To Seller’s knowledge, there are no material disputes with suppliers that would likely result in the termination of the source of supply of a material product and there are no long term commitments with suppliers.

Section 3.29  Insurance Coverage. Except as set forth in Schedule 3.29, Seller maintains insurance policies for fire, liability and other forms of insurance covering the Business and the Purchased Assets in amounts and against such losses and risks as are generally maintained for comparable businesses and properties and such insurance will be maintained through Closing.

Section 3.30  Consents and Approvals. Except for consents with respect to the Consent Contracts, no material consent, approval, waiver or authorization is required to be given or made by any Government Authority or other Person in connection with the execution, delivery and performance of this Agreement by the Seller.

Section 3.31  Assets of the Business. The Seller (and not any third party or Affiliate of any Seller) is the beneficial owner of the Purchased Assets, other than the leased Purchased Assets, and has (and, at the Closing, the Buyer will receive) good and marketable title to such Purchased Assets, or, in the case of leased Purchased Assets, valid and enforceable rights to use such Purchased Assets, free and clear of all Liens other than Permitted Encumbrances. All the Purchased Assets that are tangible assets are in good operating condition and repair for the purpose in which they are intended, subject only to ordinary wear and tear. The Purchased Assets constitute all of the assets (whether real or personal, tangible or intangible) that are required to operate the Business as currently being operated by the Seller prior to the Closing other than the assets listed on Schedule 3.31.

Section 3.32  Product Warranties. Each product manufactured, licensed or sold by Seller has been in substantial conformity with all contractual commitments and express warranties applicable to Seller, all of which are described in Schedule 3.32, as well as with all warranties implied by law.

Section 3.33  Solvency. Seller will be Solvent immediately following the Closing. Seller will not fail to be Solvent as a result of the execution and delivery of the Transaction Documents. “Solvent” shall mean, when used with respect to any person or entity, that at the time of determination: (i) its assets exceed its liabilities; (ii) it is then able and expects to be able to pay its debts as they mature; and (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Effective Date and agrees to represent and warrant to Seller as of the Closing Date as follows:

Section 4.1  Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer has (i) all requisite power and authority to carry on respective business as it is now being conducted and as contemplated to be conducted immediately following the Closing, and (ii) the necessary corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the transactions contemplated herein and therein.

Section 4.2  Authority. Buyer now has, and at Closing will have, all requisite organizational authority to execute, deliver and perform the Transaction Documents and to perform its obligations and consummate the transactions contemplated under the Transaction Documents to which it is a party. The execution and the delivery of the Transaction Documents to which Buyer is a party and the performance of the transactions contemplated by such Transaction Documents have been duly authorized by Buyer, as the case may be, and all necessary corporate or organizational actions by Buyer for the execution, delivery and performance of the Transaction Documents to which either of them is a party and the consummation of the transactions contemplated hereby and thereby have been taken, and no further corporate or organizational authorization will be necessary to authorize the execution and delivery by Buyer of, and the performance of its obligations under, each Transaction Document to which Buyer is a party. Each Transaction Document to which Buyer is a party has been validly executed and delivered by Buyer, as the case may be, and constitutes valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by federal or state securities laws or by public policy.

Section 4.3  Approvals. No third-party action, waiver, consent or approval is required of any Person for the execution, delivery and performance of the Transaction Documents by Buyer, and the execution, delivery or performance, and the consummation of the transactions contemplated herein or therein do not breach any provision of Buyer’s Certificate of Incorporations and Bylaws. No action, waiver, consent or approval by any Governmental Authority is necessary to make this Agreement a valid instrument binding on Buyer in accordance with its terms.

Section 4.4  Broker or Finder’s Fee. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 4.5  No Conflict or Default. The execution and performance of this Agreement, the compliance with its provisions by Buyer, and the transfer of the Purchased Assets to Buyer on the Closing Date will not conflict with or result in any breach of any of the terms, conditions, or provisions of any agreement, indenture, mortgage, or other instrument to which either Buyer is a party or by which it is bound. Further, the execution and performance of this Agreement, the compliance with its provisions by Buyer, and the transfer of the Purchased Assets to Buyer on the Closing Date will materially comply with all Laws of any Governmental Authority applicable to the Business or any of the Purchased Assets and will not conflict with, or result in the breach of any of the terms of any of Buyers’ Organizational Documents. The consummation of the transactions contemplated by this Agreement will not require the consent of any Person with respect to the rights, licenses, franchises, leases, contracts or agreements (including but not limited to the Contracts) of Buyer.

Section 4.6  Litigation. There is no litigation, proceeding or governmental investigation pending in front of any court, arbitration board, administrative agency or tribunal against or relating to Buyer.

Section 4.7  No Default. Buyer is not in default with respect to any indebtedness, note, indenture, loan agreement, mortgage, lease, deed or other agreement to which Buyer is a party or by which it is bound and neither Buyer nor Parent has received any notice or demands with respect to the same that would prevent or affect the transactions contemplated by the Transaction Documents.

Section 4.8  Capitalization. Immediately following the Closing and after giving effect to the transactions contemplated in this Agreement and the Stock Purchase Agreement, (a) the authorized capital stock of the Buyer will consist of: (i) an aggregate of 75,000,000 shares of Buyer Common Stock, of which up to 10,000,000 shares will have been issued and outstanding pursuant to this Agreement and (ii) an aggregate of 27,000,000 shares of Series A Convertible Preferred Stock of which 15,000,000 shares will have been issued and outstanding pursuant to the Stock Purchase Agreement; and (b) there will be no options, warrants, conversion privileges or other rights outstanding to purchase or otherwise acquire from the Buyer any capital stock or other securities of the Buyer, or any other agreements to issue any such securities or rights other than (i) the Warrant, (ii) the issued and outstanding shares of the Series A Convertible Preferred Stock, (iii) pursuant to the Stock Purchase Agreement and (iv) a stock option plan covering 5,303,030 shares of Buyer Common Stock.

ARTICLE V
PARENT & SELLER COVENANTS

The Parent and Seller hereby covenant and agree as follows:

Section 5.1  Maintenance of the Purchased Assets. Until the Closing Date, Seller shall not lease, sell, or dispose of any of the Purchased Assets other than in the ordinary course of business consistent with past practice or otherwise except with the prior written consent of Buyer.

Section 5.2  Update of Disclosure Schedule. Prior to the Closing Date, Seller shall supplement or amend all relevant Schedules and/or notify Buyer with respect to any matter thereafter arising or discovered which, if existing or known on the Effective Date of this Agreement, would have been required to be set forth or described in such Schedule(s) or would have been required to be disclosed to Buyer under this Agreement. At the Closing Date, Seller shall deliver to Buyer a complete Disclosure Schedule, marked to show all of the changes since the Effective Date (the “Updated Schedules”).

Section 5.3  Conduct of Business. From the date hereof to the Closing Date, except (i) for entering into and performing this Agreement, and the other Transaction Documents; (ii) for the effect of the consummation of the transactions contemplated hereby and thereby; (iii) repayment, conversion or satisfaction of its liabilities and Indebtedness; (iv) the transactions contemplated in that certain Securities Purchase Agreement, dated August 16, 2006, among the Parent and the Purchasers identified therein; or (v) as otherwise consented to by Buyer in writing, the Seller shall conduct the Business in the ordinary course in substantially the same manner in which it has previously been conducted, and shall take or refrain from taking (as appropriate) the following actions:

(a)  Seller will use its best efforts to maintain and preserve relationships with its current customers and suppliers of the Business and Transferred Employees;

(b)  Seller will maintain the books, accounts and records on a basis consistent with that of prior periods and said books, accounts and records will accurately reflect activities of Seller with respect to the Business;

(c)  Seller will not do any act or omit to do any act or permit any act or omission to act that will cause a material breach of any contract, commitment or obligation of either Seller, including but not limited to the Contracts, where such breach would reasonably likely have a Material Adverse Effect;

(d)  Seller will use its best efforts to prevent the occurrence of any change or event which would prevent any of its representations and warranties contained herein from being true at and as of the Closing Date;

(e)  Seller will maintain in full force and effect the insurance coverage under the policies set forth in Section 3.29;

(f)  Seller will give Buyer and Buyer’s Representatives access during normal business hours, without unreasonable interference with business operations, to all of the facilities, properties, books, contracts, commitments and records of Seller and shall make Seller’s officers and employees available to Buyer as Buyer shall from time to time reasonably request. Buyer and its Representatives will be furnished the information concerning Seller relating to the Business which Buyer reasonably requests.

(g)  Seller will not enter into any settlement of any material litigation or proceeding relating to the Purchased Assets, the Business or the Assumed Obligations;

(h)  Seller will not incur any material obligation or liability or enter into any transaction material to the Business without the prior written consent of the Buyer;

(i)  Seller will discharge or satisfy any known encumbrance or pay or satisfy any known obligation or liability (whether absolute, accrued, contingent or otherwise), other than Permitted Encumbrances, liabilities being contested in good faith and for which adequate reserve have been provided and Encumbrances, obligations and liabilities arising in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the use, operation, or marketability of any of the Purchased Assets or which may be discharged or satisfied at Closing with a portion of the Purchase Price.

(j)  Seller will not mortgage, pledge or subject to any Encumbrance any of the Purchased Assets, except for Permitted Encumbrances and Encumbrances arising in the ordinary course of business and consistent with past practice and liens for Taxes not yet due and payable;

(k)  Seller will not dispose of any of the Purchased Assets or enter into any material contracts relating to the Business, except in the ordinary course of business and consistent with past practices, without the prior written consent of the Buyer;

(l)  Seller will not become or remain in breach or default on any material obligation other than such breach or default which can and shall be cured prior to the Closing;

(m)  Seller will not write-off as uncollectible any of its Accounts Receivable relating to the Business or any portion thereof unless otherwise advised by Seller’s independent accountants;

(n)  Seller will not discontinue the sales of any products of the Business;

(o)  Seller will not increase any salary or wage of any Transferred Employee, other than regularly scheduled salary increases agreed upon by the board of directors of the Company or the Subsidiary (which shall not exceed two percent (2%) in the aggregate, per annum), or as agreed to prior to the Effective Date, declare or pay any bonus, revise, amend, institute, or terminate any employee benefit of any Employee other than previously disclosed to Buyer;

(p)  Seller will not enter into any agreement or make any commitment to do any of the foregoing;

(q)  Seller will assist in the transfer of Transferred Employees needed for the Business; and

(r)  Seller shall assist Buyer with reasonable integration efforts and transition.

Section 5.4  Notification. Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that, in Seller’s reasonable determination, causes or constitutes a material breach of any of Seller’s representations and warranties made as of the Effective Date or (b) the occurrence after the Effective Date of any fact or condition that, in Seller’s reasonable determination, would or would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition.

Section 5.5  Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within ten (10) Business Days after the end of each month a copy of the unaudited financial statements of Subsidiary or such month prepared in accordance with GAAP, consistently applied, in a manner and containing information consistent with Seller’s current practices.

Section 5.6  Compliance with Laws. Seller shall duly comply with all Laws applicable to the Business or the Purchased Assets (including, without limitation, all environmental Laws) or as may be required for the valid and effective transfer and assignment of the Purchased Assets.

Section 5.7  Notice of Developments. Seller will give prompt written notice to the Buyer of any material development affecting the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of Seller. Seller will give prompt written notice to Buyer of any material development affecting the ability of Seller to consummate the transactions contemplated by the Agreement. No disclosure by Seller pursuant to this Section 5.7, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or covenant.

Section 5.8  Meeting of Company Stockholders.

(a)  In connection with obtaining the approval of the holders of Company’s common stock, par value $0.001 (the “Company Common Stock”, and such holders, the “Company Stockholders”), the Company will take all action necessary in accordance with applicable law and regulations and its Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold, as promptly as reasonably practicable after the date hereof, a meeting (the “Stockholders’ Meeting”) of the Company Stockholders for the purpose of obtaining approval of this Agreement and the Transaction and shall submit this Agreement and the Transaction for approval by the Company Stockholders at such meeting or any adjournment thereof.

(b)  Company, through its board of directors, shall recommend approval of the Transactions by the Company Stockholders at the Stockholders’ Meeting or any adjournment thereof, shall include such recommendation in the Proxy Statement and shall use all commercially reasonable efforts to obtain the approval of the Company Stockholders.

(c)  Within fourteen (14) days of the execution of this Agreement, Company shall prepare and file with the Securities and Exchange Commission (“SEC”) proxy materials as required by applicable law to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and the approval of the Transaction (the “Proxy Statement”), and shall use reasonable efforts to have the Proxy Statement cleared by the SEC. The Proxy Statement shall comply with applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act and the rules and regulations thereunder. If at any time prior to the Stockholder’s Meeting any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Buyer and Company shall cooperate with each other in the preparation of the Proxy Statement, and Company shall notify Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Buyer promptly copies of all correspondence between Company or any representative of Company and the SEC with respect to the Proxy Statement. Buyer and its counsel shall have the right to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of Company and Buyer agrees to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC in an effort to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Stockholders’ Meeting at the earliest practicable time. Company agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders’ Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.9  Tax Matters.

(a)  Tax Returns. The Seller shall prepare and shall timely file with the appropriate Tax Authority all Tax Returns with respect to Taxable periods ending on or before the Closing Date. In the event of Tax Returns whose due date is after the Closing Date, taking into account all extensions that are properly obtained, at least ten (10) business days prior to filing a Tax Return, the Seller shall provide or cause to be provided to Buyer a copy thereof and such Tax Return shall not be filed if Buyer notifies the Seller in writing within such ten (10) day period of its material objection to any material aspect of such Tax Return.

(b)  Liability for Taxes. Seller shall indemnify and hold harmless the Buyer, from and against all Taxes of or with respect to the Seller, any its business, its assets or its capital, which are owed for any Taxable period ending on or before the Closing Date, or the portion of any Straddle Period up to and including the Closing Date.

(c)  Allocation of Taxes.

(i)  Taxable Periods Ending on the Closing Date. Seller shall, whenever required or permitted to do so, end its taxable period on the Closing Date, including without limitation the federal income tax period ending on the Closing Date and begin a new taxable period on the day after the Closing Date.

(ii)  Straddle Periods. In the case of a Taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), items shall be allocated between the portion of the Straddle Period up to and including the Closing Date and the portion of the Straddle Period after the Closing Date, on the basis of a “closing of the books” by allocating to each such portion of the Straddle Period: (A) sales Taxes in proportion to the Taxable sales which take place in each portion of the Straddle Period, (B) use Taxes in proportion to the Taxable purchases which take place in each portion of the Straddle Period, (C) Taxes based on gross receipts in proportion to the gross receipts accrued in each portion of the Straddle Period, (D) Taxes which accrue over time (including without limitation, property Taxes) in proportion to the number of days in each portion of the Straddle Period and (E) in the case of all other Taxes, on a reasonable basis that gives effect to a “closing of the books.”

(iii)  Cooperation. Parent, the Seller, and the Buyer shall reasonably cooperate, and shall cause their Representatives and agents reasonably to cooperate, in the preparation of Tax Returns, the payment of Taxes and the resolution of Tax Audits and Tax Deficiencies, including maintaining and making available to each other all records necessary in connection therewith.

(iv)  Section 368(a) Qualification. From and after the date hereof, neither Parent nor Seller will (i) knowingly take any action or fail to take any action that would cause the Transaction to fail to qualify as a tax-free reorganization under Section 368(a) or (ii) enter into any contract, agreement, commitment or arrangement the performance of which would result in any such action.

(v)  FIRPTA Clearance. Buyer shall have received from the Seller a statement meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) that the Seller is not a foreign person.

(vi)  Survival. The covenants set forth in this Section 5.9 shall survive the Closing and continue in full force and effect forever thereafter.

Section 5.10  Liquidation. Promptly following the Closing, Parent shall cause Subsidiary to liquidate, dissolve, and distribute all of its remaining assets to Parent as sole stockholder of Subsidiary.

ARTICLE VI
MUTUAL COVENANTS.

Each of the parties hereto, as the case may be, hereby covenant and agree as follows:

Section 6.1  Employee Matters.

(a)  Transferred Employees. Schedule 3.27(c) lists all of the Business Employees as of the date of this Agreement. Seller shall continue to employ all of the Employees until the Closing, except for any Employee who prior to the Closing (i) is terminated for cause; (ii) is terminated with the consent of Buyer, or (iii) voluntarily resigns. Within sixty (60) business days of the execution of this Agreement, Buyer shall deliver to Seller a list of those Business Employees who will be offered employment by Buyer on terms and conditions of employment to be determined in the sole discretion of the Buyer. From the date of this Agreement to the Closing Date, Seller shall permit Buyer to communicate with the Business Employees, at reasonable times and upon reasonable notice and to interview the Business Employees and review the personnel records and such other information concerning such employees as Buyer may reasonably (subject to obtaining any legally required written permission of any affected employee and to any other applicable law). Buyer’s offer of employment shall be contingent upon and effective as of the Closing Date. The Business Employees who are offered and accept employment by the Buyer shall hereinafter be referred to as the “Transferred Employees.” Business Employees to whom offers are made but who decline such offers, or who fail to perform one hour of service for Buyer after the Closing Date shall hereinafter be referred to as the “Terminated Employees.” Seller and Buyer agree, with respect to Transferred Employees, to take the position that they are, respectively, a “predecessor” and “successor” as defined in Revenue Procedure 96-60 and Treasury Regulation Section 31.3 121(a)(l)-l(b). Seller and Buyer shall use the “Standard Procedure” described in Section 4 of Revenue Procedure 96-60 with respect to all Transferred Employees. Seller shall supply to Buyer, with respect to all Transferred Employees, all cumulative payroll information as of the Closing Date that Buyer shall reasonably request in order not to restart the wage base of Transferred Employees for social security and Medicare tax purposes.

(b)  Employment of the Transferred Employees with the Buyer shall be effective as of 12:01 a.m. on the date immediately following the Closing Date (the “Transfer Date”). As to the Transferred Employees, the Buyer will not cause any period of unemployment between the time employment with the Seller ends and the effective date of employment with the Buyer.

(c)  Except as specifically set forth below, the Seller shall retain sole liability for claims of the Business Employees and their dependents arising on or prior to the Closing Date. Buyer shall have sole liability to the Transferred Employees and their dependents for any and all claims by the Transferred Employees and their dependents arising after the Closing Date. The Seller shall be solely responsible for and Buyer does not assume any liability for the Seller’s actions in terminating the employment of any Business Employee, including but not limited to any obligation to pay any Business Employee a severance benefit.

(d)  The Seller shall retain sole liability for and shall pay all premiums, costs and expenses with respect to unemployment compensation obligations occurring during the Seller’s employment of the Business Employees on and prior to the Closing Date. The Seller shall be liable for all work-related injury claims of Business Employees occurring on and prior to the Closing Date, including but not limited to those claims covered by workers’ compensation statutes. The Buyer shall be solely liable for and shall pay all premiums, costs and expenses with respect to unemployment compensation obligations occurring during the Buyer’s employment of the Transferred Employees. The Buyer shall be liable for all work-related injury claims of Transferred Employees occurring after the Closing Date, including but not limited to those claims covered by workers’ compensation statutes.

(e)  Notwithstanding anything herein to the contrary, the Buyer shall not assume any liability or responsibility for any Employee Benefit Plans sponsored or maintained by the Seller, and Seller shall be solely responsible and liable for such Employee Benefit Plans, including, but not limited to:

(f)  Payment of any accrued but unused vacation benefits for Transferred Employees accruing on or prior to the Closing Date;

(g)  Payment of any severance pay or stay bonuses due to any Business Employees pursuant to any severance or stay bonus program or policy of the Seller in effect as of the Closing Date; or

(h)  Payment of benefits of the Business Employees attributable to Seller’s 401(k) plan or other retirement or savings plan, whether qualified or non-qualified;

(i)  The Buyer shall recognize all service credited for the Transferred Employees on the Seller’s records for purposes of eligibility for benefits (but not vesting or benefit accrual) under the Buyer’s benefit plans and programs, but the Buyer shall not recognize service credited on the Seller’s records to the extent that such recognition of service would result in duplication of benefits.

(j)  The Seller will retain responsibility for and continue to pay all hospital, medical, life insurance, disability and other welfare benefit plan expenses and benefits for each Employee with respect to claims incurred by such Employee or such Employee’s covered dependents on or prior to the Closing Date. Hospital, life insurance and other welfare benefit plan expenses and benefits with respect to claims incurred by any Transferred Employee or such Transferred Employee’s covered dependents after the Closing Date shall be the Buyer’s responsibility in accordance with the terms of any applicable welfare benefit plan maintained by the Buyer for the Transferred Employee. For purposes of this paragraph, a claim is deemed incurred when the services giving rise to the claim were performed.

(k)  At the Buyer’s discretion and expense, the Seller shall maintain coverage for the Transferred Employees and their covered dependents in the Seller’s group medical and dental plans for up to sixty (60) days after the Closing Date. With respect to any period of coverage for the Transferred Employees in the Seller’s group medical and dental plans after the Closing Date, the Seller will cause the Transferred Employees’ medical and dental expenses to be paid under the Seller’s plans. The Buyer shall promptly reimburse the Seller for the Seller’s actual costs associated with the coverage of the Transferred Employees and their covered dependents and any applicable administrative costs during the period of coverage upon receipt of an invoice, supported by reasonable documentation, from the Seller for those costs.

(l)  The Transferred Employees and their eligible dependents who were participants in Seller’s group health plan shall become participants in the group medical and dental plans offered by Buyer on the later of either (i) the Closing Date or (ii) the date of termination of coverage (other than coverage for COBRA purposes) under the Seller’s group health plans pursuant to the preceding paragraph. The Transferred Employees and their eligible dependents who present certificates of creditable coverage to Buyer shall not be subject to any pre-existing conditions limitations under the Buyer’s group health plans to the extent that such limitations did not apply under Seller’s group health plans.

(m)  Seller shall retain and Buyer shall not assume liability for any of Seller’s obligations under COBRA, including the obligation, if any, to provide notice and continuation of coverage to any “M&A qualified beneficiary” (as such term is defined in COBRA). Seller shall reimburse and indemnify Buyer for any costs or liabilities relating to Seller’s COBRA responsibility with respect to any Business Employee or former employee of Seller.

(n)  Seller shall be responsible for and shall pay promptly after the Closing any remaining vacation under the Seller’s vacation policy for the period prior to and including the Closing Date. The Transferred Employee shall be eligible for vacation under the Buyer’s vacation policy beginning on the Transfer Date.

(o)   As of the Closing Date, each Transferred Employee will become fully vested in his interests in the Seller’s 401(k) or other retirement or savings plan, whether qualified or unqualified, maintained by the Seller. The Seller shall cause the Seller’s 401(k) plan or other retirement or savings plans to be amended, to the extent necessary, to accomplish the foregoing.

(p)  No provision of this Agreement shall create any rights in any Business Employee, former employee of the Seller, Transferred Employee (including any beneficiary or dependent thereof) or Terminated Employee with respect to continued employment (or resumed employment), and this Agreement shall not create any rights in any such persons with respect to any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement sponsored by either the Seller or the Buyer.

(q)  No intention, implication or interpretation of this Agreement shall convey any guarantee of employment for any Transferred Employee for any particular period of time. The Transferred Employees shall be employees-at-will of the Buyer. Except as otherwise provided in this Agreement, the Buyer shall have the absolute discretion to establish and modify the terms and conditions of employment for any Transferred Employee.

(r)  Prior to and following the Closing Date, the Seller and the Buyer shall supply each other appropriate and reasonably necessary employee data and other records to carry out the purposes and terms of this Article VI, including but not limited to data appropriate to complete actuarial computations, evaluations, benefit reports, filings and claims analysis and government filings.

Section 6.2  Payment of Liabilities. On or prior to the Closing Date, Seller shall pay or otherwise satisfy in the ordinary course of business all of its retained liabilities and other obligations associated with the Business, other than the Assumed Obligations.

Section 6.3  Noncompetition, Nonsolicitation and Nondisparagement.

(a)  Noncompetition with Buyer. For a period of five (5) years after the Closing Date, Seller shall not anywhere in the world (the “Restricted Area”), directly or indirectly, invest in, own, manage, operate, finance, control, advise, aid or assist, act as a broker for, render services to, be employed by or guarantee the obligations of any Person engaged in or planning to become engaged in a business which competes with the Business. With respect to the covenants and agreements set forth in this Section 6.3, Seller agree that it may be impossible to measure in monetary terms the damages which will accrue to Buyer by reason of an actual breach by it of such covenants and agreements, that a violation of such covenants and agreements will cause irreparable injury to Buyer, and that Buyer shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to apply to a court of competent jurisdiction for an injunction to restrain Seller from violating, or continuing to violate, such covenants and agreements. Nothing in this Section 6.3 shall be deemed to limit Buyer’s right to recover damages caused by any actual breach by Seller.

(b)  Nonsolicitation. Seller agrees that it shall not, for a period of two (2) years from the Closing Date, either directly or indirectly on its own behalf or in association with or on behalf of others, directly or indirectly, solicit, entice or induce any employee or independent consultant of Buyer to leave its service with Buyer or solicit, entice or induce for employment or employ, whether as an advisor, independent consultant or otherwise, any person who was, either at the Closing Date or within a period of three months prior thereto, an employee of Buyer. The geographic scope of this Section 6.3(b) shall extend worldwide to anywhere the Buyer or Seller is doing business, has done business or has plans to do business, or to such lesser geographic area as a court of competent jurisdiction may direct. The provisions of Section 6.3(b) shall not be deemed to apply to or include general solicitations of employment that are not specifically directed towards employees of the other party.

(c)  Nondisparagement. After the Closing Date, neither party will disparage any other party hereto or any of such party’s Representatives.

(d)  Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.3(d) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.3(d) will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 6.3(d) is reasonable and necessary to protect and preserve Buyer’s legitimate business interests in the geographical locations in which the business operates and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller.

Section 6.4  Further Assurances. Seller agrees to cooperate with Buyer and its authorized Representatives in connection with any steps required to be taken as part of Seller’s respective obligations under this Agreement, and shall (i) furnish upon request to Seller such further information; (ii) execute and deliver to Seller such other documents; and (iii) do such other acts and things, all as Buyer may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated thereby.

Section 6.5  Collection of Accounts Receivable. After the Closing Date, Buyer shall collect any Accounts Receivable that were generated in connection with the Business prior to the Closing Date. Seller shall promptly remit to Buyer any such payments on the Accounts Receivable received by Seller after the Closing Date. After the Closing Date, Buyer shall have the right to notify any customers who owe Seller any amounts properly payable to Buyer to send its payments directly to Buyer.

Section 6.6  Necessary Action. Seller shall, at its own expense, use commercially reasonable efforts, both prior to and after the Closing, take all necessary action, obtain any consents, approvals and amendments of agreements required to carry out the transactions contemplated by this Agreement and to satisfy any conditions for which any of them is responsible hereunder.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1  Conditions Precedent to Seller’s Obligation to Perform. The obligation of Seller to consummate the transaction contemplated in this Agreement is subject to the satisfaction or express waiver by Seller at or prior to the Closing of the following conditions:

(a)  All representations and warranties by Buyer in this Agreement or in any document delivered by Buyer pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date and the Effective Date;

(b)  All organizational approvals necessary to authorize the transactions contemplated herein shall have been obtained by Seller;

(c)  Buyer shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before the Effective Date and the Closing Date;

(d)  Buyer shall have delivered all of the documents, agreements, instruments and other items that Buyer is required to deliver at the Closing pursuant to Section 2.10(b) of this Agreement;

(e)  Buyer shall have formed a limited liability company under the laws of Delaware (the “LLC”) pursuant to an operating agreement in a form reasonably acceptable to Buyer and Seller (the “Operating Agreement”);

(f)  Buyer shall have issued to the LLC a duly authorized stock certificate evidencing the number of shares of the Buyer Common Stock to be issued pursuant to the Buyer Common Stock Issuance Calculation;

(g)  Buyer shall have issued a duly authorized Warrant to the LLC;

(h)  All organizational approvals necessary to authorize Buyer to consummate the transactions contemplated under this Agreement shall have been obtained by Buyer (or obtained by Seller and evidence of such approval is delivered to Buyer);

(i)  Since the Effective Date, there shall not have been commenced or threatened against Buyer any proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated under this Agreement or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions;

(j)  Buyer shall have not conducted any business other than entering into this Agreement and the other Transaction Documents and the transactions contemplated thereby;

(k)  Buyer shall not have any obligations or liabilities other than in connection with this Agreement and the other Transaction Documents;

(l)  Buyer shall have received financing in an amount not less than $15 million through the sale of its Series A Convertible Preferred Stock in accordance with the Stock Purchase Agreement; and

(m)  Since the Effective Date, there shall not have been any material adverse changes to Buyer or its assets.

Section 7.2  Conditions Precedent to Buyer’s Obligation to Perform. The obligation of Buyer to consummate the transaction contemplated in this Agreement is subject to the satisfaction or express waiver by Buyer at or prior to the Closing of the following conditions:

(a)  All organizational approvals necessary to authorize the transaction contemplated under this Agreement shall have been obtained by Buyer (or obtained by Seller and evidence of such approval is delivered to Buyer), including without limitation either (i) an opinion reasonably acceptable to the Seller and Buyer, of Delaware counsel that is reasonably acceptable to the Seller and the Buyer, stating the approval by the Company Stockholders is not required under Law for the consummation of the transactions contemplated herein; or (ii) the approval of the transactions contemplated herein by proxy or written consent of a majority of the holders of the outstanding shares of Common Stock or securities convertible or exchangeable into Common Stock and having the right to vote in such matter in a form and substance reasonably acceptable to the Buyer;

(b)  All necessary consents of third parties to the transaction contemplated by the Transaction Documents shall have been obtained by Seller or Buyer, as applicable, including, without limitation, (i) any required consents in the Contracts, and (ii) any required consents of creditors, lessors, suppliers and Governmental Authorities including without limitation those listed in Schedule 3.24, attached hereto;

(c)  All representations and warranties by Seller in this Agreement or in any document delivered by Seller pursuant to this Agreement shall be true and correct in all respects on and as of the Effective Date and the Closing Date;

(d)  Buyer shall have received approval from Aisling Capital II, L.P.’s internal investment committee to take all actions contemplated by this Agreement and the Stock Purchase Agreement;

(e)  Qualified Liabilities do not exceed $500,000;

(f)  Seller shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date;

(g)  Seller shall have delivered all of the documents, agreements, instruments and other items that Seller is required to deliver at the Closing pursuant to Section 2.10(a) of this Agreement;

(h)  Buyer shall have entered into the Key Employment Agreement with the Key Employee;

(i)  Subject to Section 2.10(a)(xii), Seller shall have obtained releases with respect to all of the Royalty Agreements;

(j)  Seller shall have paid off, converted or released all of its Indebtedness;

(k)  Seller shall have received an opinion from a financial advisor, in form and substance reasonably acceptable to Buyer that this transaction is fair from a financial point of view to the Company Stockholders (the “Fairness Opinion”);

(l)  Seller shall have received an opinion from a financial advisor, in form and substance reasonably acceptable to Buyer that Seller is not insolvent as of the Closing Date, and the sale of the Purchased Assets will not cause Seller to be insolvent immediately following the Closing (the “Solvency Opinion”);

(m)  Since the Effective Date, there shall not have been any material adverse changes to the Business;

(n)  Since the Effective Date, there shall not have been commenced or threatened against Buyer, or against any Affiliate of Buyer, any proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated under this Agreement or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions; and

(o)  Seller shall have provided assistance as reasonably requested by Buyer in obtaining, and Buyer shall have obtained, appropriate amendments to or terminations of any third party agreements that Buyer and Seller mutually agree appropriate in their reasonable discretion, provided, however, Seller shall not be required to make any payment in connection herewith.

ARTICLE VIII
TERMINATION

Section 8.1  Termination by Seller. Seller may, on or prior to the Closing Date, terminate this Agreement without liability if:

(a)  there shall have been a material breach of any representations or warranties set forth in this Agreement on the part of Buyer or if any representations or warranties of Buyer shall have become untrue, provided that Seller has not materially breached any of its obligations hereunder; or

(b)  there shall have been a material breach by Buyer of any of its covenants or agreements hereunder and such breach would result in a material adverse effect on Buyer or on the ability of Buyer or Seller to consummate the transactions contemplated by this Agreement, and Buyer has not cured such breach within ten (10) Business Days after notice by Seller thereof setting forth in reasonable detail the nature of such breach; provided that Seller has not materially breached any of its obligations hereunder; or

(c)  the approval of the Company’s stockholders required by Section 5.8 shall not have been obtained at a meeting duly convened thereafter or at any adjournment or postponement thereof; or

(d)  the Closing has not occurred by January 31, 2007, unless such date shall have been extended by the mutual written consent of Seller and Buyer; provided, however, that this right to terminate shall not be available to Seller if Seller’s failure to fulfill in any material respect any covenant or obligation under this Agreement has been the cause of, or results in, the failure of the Closing to occur on or before the Closing Date; or any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become non-appealable, and if this Agreement is terminated under this Section 8.1(d), neither Buyer nor Seller shall have any liability hereunder; or

(e)  in the exercise of its good faith judgment and to its fiduciary duties to its stockholders imposed by law, the Board of Directors of this Company determines that such termination is required.

Section 8.2  Termination by Buyer. Buyer may, on or prior to the Closing Date, terminate this Agreement without liability if:

(a)  If prior to the Closing Date, the interim financial statements delivered pursuant to Section 5.5 indicate that the operating revenues of the Business for the fourth quarter of 2006 are less than $175,000; or

(b)  there shall have been a material breach of any representations or warranties set forth in this Agreement on the part of the Seller or if any representations or warranties of the Seller shall have become untrue provided that Buyer has not materially breached any of its obligations hereunder; or

(c)  there shall have been a material breach by Seller of one or more of its covenants or agreements hereunder having a Material Adverse Effect on Seller or materially adversely affecting (or materially delaying) the ability of Seller and Buyer to consummate transactions contemplated by this Agreement, and Seller has not cured such breach within ten (10) Business Days after notice by Buyer thereof setting forth in reasonable detail the nature of such breach, provided that Buyer has not materially breached any of its obligations hereunder; or

(d)  the approval of the Company’s stockholders required by Section 5.8 shall not have been obtained at a meeting duly convened thereafter or at any adjournment or postponement thereof; or

(e)  the Closing has not occurred by January 31, 2007, unless such date shall have been extended by the mutual written consent of Seller and Buyer; provided, however, that this right to terminate shall not be available to Buyer if Buyer’s failure to fulfill in any material respect any covenant or obligation under this Agreement has been the cause of, or results in, the failure of the Closing to occur on or before the Closing Date; or any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become non-appealable, and if this Agreement is terminated under this Section 8.2(e), neither Buyer nor Seller shall have any liability hereunder; or

(f)  Buyer shall not have entered into the Key Employment Agreement with the Key Employee;

(g)  the Board of Directors shall have withdrawn or modified in any manner adverse to Buyer its approval of this Agreement and the transactions contemplated hereby; or

(h)  Buyer shall have failed to receive financing in an amount not less than $15 million through the sale of its Series A Convertible Preferred Stock in accordance with the Stock Purchase Agreement.

Section 8.3  Termination by Mutual Consent. This Agreement may be terminated by mutual written consent of Seller and Buyer (in which case neither Buyer not Seller shall have any liability hereunder).

Section 8.4  Procedures Upon Termination. In the event of termination pursuant to this Article VIII, written notice shall forthwith be given to the other party or parties, and the transactions contemplated hereby shall be abandoned, without further action by any party hereto; provided, however, that nothing contained herein shall be construed to prevent any parties hereto from pursuing any remedy available at law or in equity for any breach, violation, default or other failure of performance of any other party hereto prior to Closing.

Section 8.5  Expense Reimbursement.

If this Agreement is terminated pursuant to Section 8.2 (other than Section 8.2(f), (h) or (e) (except, with regard to (e), where such termination is due to any material breach of any representation, warranty, covenant or agreement hereunder by Seller or Parent)), the Seller shall pay the Buyer an amount equal to the lesser of (i) Buyer’s reasonable, actual out-of-pocket costs and expenses incurred in connection with preparing this Agreement and the transaction contemplated hereby, including, without limitation, the expenses of legal counsel or (ii) $350,000.

ARTICLE IX
Indemnification.

Section 9.1  Seller Indemnification. Seller agrees to protect, defend, indemnify and hold harmless Buyer and its directors, officers, employees, agents, managers, shareholders, members, successors and assigns, from any and all losses, claims, liabilities, obligations, deficiencies, assessments, fines, costs, and damages (including, without limitation, interest, penalties, reasonable legal fees and reasonable accounting fees), whether fixed or contingent, liquidated or unliquidated, matured or unmatured and all demands, assessments and judgments (collectively, “Damages”), resulting from, arising from or relating to: (a) any liability of Seller or the Business arising on or before the Closing Date other than the Assumed Obligations; (b) any events relating to the Business occurring on or before the Closing Date, other than the Assumed Obligations; (c) any misrepresentation, inaccuracy or breach of any warranty or representation by Seller in this Agreement; (d) any material failure of Seller to perform any covenant or agreement in the Transaction Documents in a timely manner and the failure of which remains uncured for a period of ten (10) Business Days after receipt of written notice from Buyer setting forth in reasonable detail the nature of such material failure; or (e) any forfeitures, fines, penalties, or other sanctions imposed as a result of noncompliance by Seller prior to the Closing Date with any Laws applicable to the Business or the Purchased Assets.

Section 9.2  Buyer Indemnification. Buyer shall protect, defend, indemnify and hold harmless Seller and its directors, officers, employees, agents, managers, shareholders, partners, members, successors and assigns, from and against any and all Damages resulting from, arising from or relating to: (a) the Assumed Obligations; (b) any misrepresentation, inaccuracy or breach of any warranty or representation by Buyer in this Agreement; (c) the operation or ownership of the Business and the Purchased Assets after the Closing Date; (d) any events relating to the Business occurring after the Closing Date; and (e) any material failure of Buyer to perform any covenant or agreement in Transaction Documents in a timely manner and the failure of which remains uncured for a period of ten (10) Business Days after the receipt of written notice front Seller setting forth in reasonable detail the nature of such material failure; provided, however, Buyer shall not indemnify Seller for any Damages which arising out of a termination of this Agreement pursuant to Section 8.2(d).

Section 9.3  Exclusive Remedy. The parties hereby acknowledge and agree that, from and after the Closing, the sole remedy with respect to any and all claims arising under this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, the parties hereby waive, from and after the Closing, to the fullest extent permitted by Law, any and all other rights, claims and causes of action they may have against the other parties hereto, or any of the other parties’ Representatives and Affiliates relating to any misrepresentation in or breach of any representation or warranty or nonfulfillment of any covenant, agreement or other obligation contained in the Transaction Documents .

Section 9.4  Survival.

(a)  With respect to any and all claims among the parties hereto arising in connection with this Agreement, the representations, warranties, covenants and agreements that are set forth in this Agreement shall be continuing and shall survive the Closing for a period of three (3) years except (1) the representations and warranties set out in Sections 3.20, 3.23, 3.26 and 3.32, which shall survive for the period of the applicable statute of limitations plus thirty (30) days; (2) the representations and warranties set out in Sections 3.3, 3.7 and 4.2 shall indefinitely survive the Closing; and (3) in the case of a claim for any breach of any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation shall survive and continue in full force and effect without limitation of time, subject only to applicable limitation periods imposed by Law (the period during which the representations and warranties and covenants and agreements shall survive being referred to herein with respect to such representations and warranties and covenants and agreements as the “Survival Period”), but shall thereafter terminate and be of no further force and effect unless a written notice asserting a claim shall have been made pursuant to this Section 9.4(a) within the Survival Period with respect to such matter

(b)  All claims made hereunder prior to the expiration of the applicable survival period stated above, but which are not yet settled, shall be subject to the indemnification provisions hereunder.

Section 9.5  Procedure for Indemnification. If a party entitled to indemnification under this Agreement (an “Indemnitee”) asserts that a party obligated to indemnify it under this Agreement (an “Indemnitor’”) has become obligated to such Indemnitee pursuant to this Agreement, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnitor may become obligated to an Indemnitee hereunder, such Indemnitee shall promptly give written notice to the Indemnitor. The Indemnitor agrees to defend, contest or otherwise protect the Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense. The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee’s choice and shall in any event cooperate with and assist the Indemnitor to the extent reasonably possible. If the Indemnitor fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from the Indemnitor, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding. The parties shall in no case settle or compromise the other’s claim or consent to the entry of judgment, in either case other than solely for money damages, without the prior written consent of the other party if such settlement, compromise or judgment would adversely affect the rights of the other party in any continuing manner.

ARTICLE X
MISCELLANEOUS

Section 10.1  No Negotiation. (a)Except as specifically set forth in Section 10.1(a), (b), (c), (d) or (e) hereof, until the earlier of the Closing or the termination of this Agreement pursuant to Section 8 hereof (the “Exclusivity Period”), Seller shall not directly or indirectly, individually or through any of their respective officers, directors, stockholders, employees, representatives, agents, affiliates, or otherwise (collectively, the “Representatives”) initiate, solicit or encourage, consider, evaluate, or respond to (other than to say that Seller is contractually obligated not to respond, and referring such party to public disclosure regarding this Agreement, but shall not otherwise respond, including, without limitation, by way of furnishing non-public information or assistance) any proposals, inquiries or offers from any person or entity, (“Third Party”), or enter into any confidentiality agreement, due diligence agreement, letter of intent, purchase agreement, merger agreement or other arrangement, regarding any proposed sale of all or any portion of the Purchased Assets or control thereof, whether by means of a sale or exchange of shares, sale of assets, whether in whole or in part, merger, recapitalization, liquidation or otherwise (“Third Party Acquisition”). Except as specifically set forth in Sections 10.1(a), (b), (c), (d) or (e) hereof, during the Exclusivity Period, Seller shall not have, and shall take reasonable efforts to cause its Representatives not to have, any discussions, conversations, negotiations or other communications relating to any Third Party Acquisition with any Third Party expressing interest therein, and shall immediately discontinue negotiations with any Third Party with which it heretofore has engaged in negotiations or discussions regarding any Third Party Acquisition. During the Exclusivity Period, Seller shall immediately notify Buyer of all terms of any written inquiry, contact, communication, or proposal by any Third Party with respect to any Third Party Acquisition that is received by Seller or any of its Representatives (including Seller’s response thereto), and immediately shall provide Buyer with a copy of any such written inquiry, contact, communication or proposal. With respect to any oral inquiry, contact, communication or proposal, Seller shall document the same in writing (including Seller’s response thereto) and reasonably promptly provide Buyer with a copy of the same. Seller agrees that if the Seller shall breach and fail to cure promptly any material provision of this Section 10.1 and within twelve (12) months thereafter enter into any definitive agreement with a Third Party, including any of its affiliates, with whom Seller breached this Section 10.1 regarding a Third Party Acquisition, then upon the consummation of such acquisition, Seller immediately shall pay to Buyer by wire transfer (in readily available funds) $300,000 (the “Fee”), which Seller acknowledges is reasonable under the circumstances and designed to compensate Buyer for the lost opportunity to consummate the Transaction. The Fee will serve as the exclusive remedy to Buyer hereunder in the event of a breach by Seller of the exclusivity arrangement set forth herein, including, but not limited to, Buyer’s damages relative to its efforts, expenses and costs incurred in evaluating the Transaction. The parties acknowledge that the foregoing provisions do not necessarily require Seller to provide Buyer a written summary of on-going discussions with a third party, nor shall Seller be required to document to Buyer any oral inquiry, contact, communication or proposal that does not materially change any inquiry, contact, communication or proposal previously provided by Buyer.

(b)  The parties acknowledge that prior to the Closing, in response to a bona fide unsolicited written proposal for a Third Party Acquisition that did not result from the breach of this Section 10.1 (a “Third Party Proposal”) and following delivery to Buyer of notice and a copy of the Third Party Proposal in compliance with its obligations under Section 10.1(a) hereof, the Seller may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with customary terms comparable to those in place between Buyer and Seller) to any Third Party which makes a bona fide written Third Party Proposal if, and only if, prior to taking such action: (i) a majority of the Company’s board of directors reasonably determines in good faith that the transactions contemplated by such Third Party Proposal are capable of being completed and would, if consummated, result in a Superior Transaction (as hereinafter defined) and (ii) a majority of Company’s board of directors determines in good faith (after receiving the written advice of outside legal counsel) that it is necessary to pursue such Superior Proposal in order to comply with its fiduciary duties to its shareholders under applicable law and (iii) Seller complies with the information and notice obligations set forth in Section 10.1(a).

For purposes of this Agreement, “Superior Proposal” means a bona fide Third Party Proposal to purchase at least two-thirds of the outstanding equity securities of Seller pursuant to a tender offer or exchange offer or to effect any merger, consolidation, business combination or sale of all or substantially all of the Purchased Assets, recapitalization or similar transaction involving the Seller, on terms which a majority of Company’s board of directors determines in good faith to be superior to the Company and its shareholders (in their capacity as shareholders) from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to (i) the transactions contemplated hereby and (ii) any alternative proposed by Buyer in accordance with Section 10.1(e) which is reasonably capable of being consummated (any such transaction being referred to herein as a “Superior Transaction”).

(c)  The Seller and Buyer agree that, notwithstanding anything to the contrary herein, prior to the Closing, the Company and/or its board of directors may take the actions otherwise prohibited by Section 10.1(a), subject to the conditions of and as limited by Section 10.1(b), if and only if: (i) (A) a Third Party makes a Superior Proposal, and (B) the Company complies with its obligations under Section 10.1(b) and (c) and its disclosure obligations under Section 10.1(a), (ii) all of the conditions to Company’s board of directors’ right to withhold or withdraw its recommendation of this Transaction in accordance with Section 10.1(e) hereof have been complied with (including the expiration of the six (6) Business Day period described therein) with the exception of compliance with the requirement to pay the amounts contemplated pursuant to Section 10.1(e) hereof), which amount shall be paid when due pursuant to the terms thereof; and (iii) simultaneously therewith, the Company’s board of directors withholds or withdraws its recommendation of this Agreement in accordance with Section 10.1(e) hereof.

(d)  Buyer agrees that nothing contained in this Section 10.1 shall prohibit Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any tender offer.

(e)  If at any time prior to the Closing a Superior Proposal is received by the Seller and the board of directors of the Company reasonably determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to withhold or withdraw the board’s recommendation of this Transaction and to enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties to its shareholders under applicable law, then the Company’s board of directors may withhold or withdraw its recommendation of this Transaction; provided that the Company Board of directors may not withdraw its recommendation pursuant to this Section 10.1(e) unless and until (i) six (6) Business Days have elapsed following delivery to Buyer of a written notice of such determination by the board of directors of Company, and during such six Business Day period the Company has fully cooperated with Buyer, including, without limitation, informing Buyer of the terms and conditions of such Superior Proposal and the identity of the Third Party making such Superior Proposal and providing to Buyer copies of all documents required by Section 10.1(a), with the intent of enabling the parties hereto to agree to a modification of the terms and conditions of this Agreement to provide substantially equivalent value to the Seller as determined in the reasonable and good faith exercise of the discretion of the board of directors of Company, so that the transactions contemplated hereby may be effected, it being the intent that Buyer be given the opportunity to consummate the Transaction on substantially equivalent financial terms as any Superior Proposal, without any requirement to provide more favorable terms thereto; (ii) at the end of such six Business Day period the Third Party Proposal continues in the good faith judgment of the board of directors of Company to constitute a Superior Proposal compared to this Transaction or any other offer made by Buyer and the Board of directors of Company confirms its determination (after receiving the advice of outside legal counsel) that it is necessary to withhold or withdraw its recommendation of the Transaction and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties to its shareholders under applicable law; and (iii) immediately following such withdrawal, the Seller enter into a definitive acquisition, merger or similar agreement to effect the Superior Proposal and immediately following the execution of a definitive agreement for the Superior Transaction, Buyer is paid the Fee by wire transfer of immediately available funds.

Section 10.2  Time is of the Essence. Buyer, as a party on the one hand, and Seller and Parent, on the other hand, hereby agree that the time is of the essence with respect to closing of the Transaction contemplated by this Agreement. Therefore, it is understood by Buyer, on the one hand, and Seller and Parent, on the other hand, that timing conditions set forth in Sections 2.9 and 8.2 of this Agreement are a material inducement to Buyer in entering this Agreement and the Transaction, and, accordingly, the extension thereof shall be solely in the Buyer’s discretion and business judgment. The Buyer’s refusal to extend any such timing conditions shall not be viewed as a bad faith action.

Section 10.3  Confidentiality. Buyer, as a party on the one hand, and Seller, as a party on the other, agree that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event that such transactions shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller. to its counsel, accountants or financial advisors). No Person shall use any confidential information, including, without limitation, with respect to the Business, any information relating to the Business or customers, suppliers, contractors, subcontractors and licensors, in any manner whatsoever except for (a) the purpose of evaluating the proposed purchase and sale of the Purchases Assets or the negotiation or enforcement of this Agreement or any agreement contemplated hereby; (b) where the disclosure of any portion thereof is required by applicable law or determined to be necessary to comply with any court order or Governmental Authorization (but only to the extent so required); provided, however, that such party shall first notify the other party of any such requirement and, if the other party desires, shall cooperate with that party to seek approval to prevent or limit such disclosure; (c) where the disclosure of any portion thereof is required in order to obtain any of the consents contemplated hereby, and both parties agree in writing that such disclosure is necessary; (d) where the information becomes generally available to the public other than as a result of a disclosure by Buyer or Seller; or (e) where the information is or becomes lawfully available to Buyer from a source other than Seller who is authorized to make such disclosure without restriction. Notwithstanding the foregoing, after the Closing, Buyer may use or disclose any confidential information related to the Purchased Assets or the Business. Notwithstanding the foregoing, the parties hereto hereby reaffirm the confidentiality provisions set forth in the Letter of Intent. The parties acknowledge and agree that this Agreement and a description hereof will be made publicly available by Company upon its execution, but only to the extent required by applicable federal securities law.

Section 10.4  Governing Law. This Agreement and all claims arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

Section 10.5  Jurisdiction and Venue. Any process against Buyer, Parent or Seller in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in this Section 10.5 with the same effect as though served on it personally. Buyer, Parent and Seller hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York or any court of the State of New York located in Manhattan and irrevocably waive any and all objections to jurisdiction and review or venue that each may have under the Laws of New York or the United States.

Section 10.6  Notices. Any notices or demands to another party under the terms of this Agreement shall be sent (a) by personal service, (b) by United States registered or certified mail, postage prepaid and return receipt requested, or (c) by a nationally recognized overnight courier, and shall be deemed effective (a) immediately upon personal delivery or (b) five Business Days after deposit in the mail or (c) one Business Day after deposit with the courier, and addressed to:

If to Buyer:

RAC Nutrition Corporation
888 Seventh Avenue - 30th Floor
New York, NY 10106
Attention: Andrew N. Schiff, M.D.

With a copy to (which copy shall not constitute Notice):

Andrews Kurth LLP
450 Lexington Avenue, 15th Floor
New York, NY 10017
Attention: David Concannon

If to Seller:

Millennium Biotechnologies Group, Inc.
665 Martinsville Road, Suite 219
Basking Ridge, NJ 07920
Attention: President

With a copy to (which copy shall not constitute a Notice):

Silverman Sclar Shin & Byrne PLLC
381 Park Avenue South, 16th Floor
New York, NY 10016
Attention: Peter Silverman

Any party may change the address to which notices are to he addressed by giving the other party notice in the manner set forth herein.

Section 10.7  No Assignment. This Agreement, and the covenants herein contained, shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Neither Party may assign this Agreement, either in part or in whole, without the prior written consent of the other party; provided that Buyer may assign its rights to any affiliate having an equal or greater net worth.

Section 10.8  Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as the parties may mutually determine. Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication. Notwithstanding the foregoing, the parties acknowledge that Company will disclose this Agreement, its terms and conditions, including a copy thereof, but only to the extent required pursuant to federal securities law.

Section 10.9  Waiver. The waiver by either party to this Agreement of any breach of any provision of this Agreement shall not constitute a continuing waiver or a waiver of any breach of any other provision of this Agreement.

Section 10.10  Severability. If any provision of this Agreement is held to be unenforceable for any reason, the remainder of this Agreement shall, nevertheless, remain in full force and effect.

Section 10.11  Captions. Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.12  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed on original, but all of which taken together shall constitute one Agreement.

Section 10.13  Entire Agreement; Amendment. This Agreement, together with the Schedules and Exhibits attached hereto, supersedes all, other agreements and understandings between the parties, either oral or written, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may be amended only by an instrument in writing executed by all of the parties hereto.

Section 10.14  Consents to Assignments. Subject to Section 2.5 hereof, nothing in this Agreement or the documents to be executed and delivered at the Closing shall be deemed to constitute an assignment or an attempt to assign any Permit, Contract or other agreement to which Seller is a party, if the attempted assignment thereof without the consent of the other party to such Permit, Contract or other agreement would constitute a breach thereof or affect in any way the rights of Seller thereunder.

Section 10.15  No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided in Article IX, the Persons indemnified thereunder, and no provision of this Agreement shall be deemed to confer upon any other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

Section 10.16  Exculpation. Seller and Parent recognize that the Buyer and their respective affiliates, directors, officers and consultants have participated in, directly or indirectly, and will continue to participate in, including managing and/or making venture capital and other direct investments in corporations, partnerships, joint ventures, limited liability companies and other entities and other similar transactions (the “Other Businesses”). In such Other Businesses, the Buyers, may encounter business opportunities that may be in direct or indirect competition with the Business. Recognizing such, in the event that this Agreement is terminated pursuant to Section 8.2, the Seller and Parent hereby waive and release, on behalf of themselves, their stockholders, subsidiaries and agents, any and all claims for Damages that they may have against the Buyer and its directors, officers, employees, agents, managers, shareholders, members, consultants, successors and assigns in connection with or arising out of Buyer’s, or any such affiliates’, directors’, officers’ or consultants’, involvement in Other Businesses.

Section 10.17  Expenses. Except as otherwise set forth herein, each party to this Agreement shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

RAC NUTRITION CORPORATION

By: /s/ Dennis Purcell
Name:  Dennis Purcell
Title:

MILLENNIUM BIOTECHNOLOGIES  GROUP, INC.

By: /s/ Jerry Swon
Name: Jerry Swon
Title:   Chief Executive Officer

MILLENNIUM BIOTECHNOLOGIES, INC.

By: /s/ Jerry Swon
Name: Jerry Swon
Title:   Chief Executive Officer

RAC NUTRITION HOLDINGS LLC

By: /s/ Dennis Purcell
Name: Dennis Purcell
Title: